UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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American Public Education, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN PUBLIC EDUCATION, INC.
111 W. Congress Street
Charles Town, West Virginia 25414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2016 Annual Meeting of Stockholders of American Public Education, Inc. (the “Company”) will be held on June 17, 2016 at 7:30 a.m. local time, at the Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, Maryland 20745, for the following purposes:

1.	to elect the eight nominees for election to the Board of Directors as set forth in the accompanying proxy statement;
2.	to hold an advisory vote on the compensation of our named executive officers as disclosed in our Proxy Statement for the 2016 Annual Meeting;
3.	to ratify the appointment of RSM US LLP (f/k/a McGladrey LLP) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016; and
4.	to consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Each outstanding share of American Public Education, Inc. common stock (NASDAQ: APEI) entitles the holder of record at the close of business on April 26, 2016, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE IF YOU REQUEST PRINTED MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

All stockholders are extended a cordial invitation to attend the meeting.

By Order of the Board of Directors

Dr. Wallace E. Boston, Jr.
President and Chief Executive Officer
April 28, 2016

i

ii

AMERICAN PUBLIC EDUCATION INC.
111 W. Congress Street
Charles Town, West Virginia 25414

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 17, 2016

This Proxy Statement (the “Proxy Statement”) and the accompanying proxy are furnished to the stockholders of American Public Education, Inc. (hereinafter, “we,” “us,” “APEI” and the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”), to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting, which will be held at 7:30 a.m. local time on June 17, 2016, at the Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, Maryland 20745, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet. The Company mailed a Notice of Internet Availability of Proxy Materials to each of the Company’s stockholders entitled to vote at the Annual Meeting on or about April 28, 2016.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Proposals to be Voted Upon at the Annual Meeting

At the Annual Meeting, our stockholders will be asked to consider and vote upon the following three proposals:

•	Proposal No. 1: To elect the eight nominees to the Board set forth in this Proxy Statement, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
•	Proposal No. 2: To approve, by advisory vote, the compensation of our named executive officers as disclosed in these proxy materials.
•	Proposal No. 3: To ratify the appointment of RSM US LLP (“RSM”) (f/k/a McGladrey LLP) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR each of the nominees to the Board (Proposal No. 1); FOR the approval of the compensation of our named executive officers (Proposal No. 2); and FOR the ratification of the appointment of RSM as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 3).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 17, 2016

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on April 28, 2016 to all of our stockholders as of the close of business on April 26, 2016 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Our Annual Report to Stockholders and this Proxy Statement are available at http://phx.corporate-ir.net/phoenix.zhtml?c=214618&p=proxy.

Voting at the Annual Meeting

Stockholders will be entitled to vote at the Annual Meeting on the basis of each share held of record at the close of business on the Record Date.

If on the Record Date you hold shares of our common stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the stockholder of record with respect to those shares, and AST is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote over the Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card or by submitting your vote by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, by telephone, or by filling out and returning the proxy card you will receive upon request of printed materials. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to American Public Education, Inc., Attn: Corporate Secretary, 111 W. Congress Street, Charles Town, West Virginia 25414, (2) a duly executed proxy bearing a later date, (3) voting again by Internet or by telephone, or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

If on the Record Date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in street name, and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one Notice, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice received to ensure that all of your shares are voted.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 111 W. Congress Street, Charles Town, West Virginia 25414, from June 6, 2016 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of common stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 16,056,319 shares of common stock outstanding, held by 428 stockholders of record. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy) and “broker non-votes” will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on ratification of our independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors, the authorization of equity compensation plans, and matters related to executive compensation.

Required Votes

Election of Directors.  Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “FOR” a director’s election exceeds the number of the votes cast against that director’s election. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

Advisory vote on executive compensation and ratification of our independent public accounting firm.  The advisory vote on compensation of our named executive officers and approval of the proposal to ratify the Audit Committee’s appointment of RSM as our independent registered public accounting firm for the fiscal year ending December 31, 2016 each require the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of these proposals, and abstentions will have the effect of a vote against these proposals.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

The Board has adopted Corporate Governance Guidelines (the “Guidelines”), a Code of Business Conduct and Ethics (the “Code of Ethics”), and a Policy for Related Person Transactions as part of our corporate governance practices and in accordance with rules of the SEC and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Corporate Governance Matters

The Guidelines set forth a framework to assist the Board in the exercise of its responsibilities. The Guidelines cover, among other things, the composition and certain functions of the Board, director independence, stock ownership by our non-employee directors, management succession and review, Board committees, the selection of new directors, and director expectations.

The Code of Ethics covers, among other things, compliance with laws, rules and regulations, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Ethics is applicable to all of our officers, directors and employees. The Code of Ethics includes provisions that are specifically applicable to our Chief Executive Officer, Chief Financial Officer and other Principal Officers (as defined in the Code of Ethics).

Any waiver of the Code of Ethics for our directors, executive officers or Principal Officers may be made only by our Board and will be promptly disclosed as may be required by law, regulation, or rule of the SEC or NASDAQ listing standards. If we amend our Code of Ethics or waive the Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer or other Principal Officers, we will post the amendment or waiver on our corporate website, which is www.americanpubliceducation.com. The information on our corporate website is not incorporated by reference into this Proxy Statement.

The Guidelines and Code of Ethics are each available in the Governance section of our corporate website. The Guidelines, Code of Ethics, and Policy for Related Person Transactions are reviewed periodically by our Nominating and Corporate Governance Committee, and changes are recommended to our Board for approval as appropriate.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

As a supplement to and extension of our Code of Ethics, our Board has adopted a Policy for Related Person Transactions pursuant to which our Nominating and Corporate Governance Committee, another independent committee of our Board or the full Board, must give prior consent before we may enter into a related person transaction with our executive officers, directors, nominees for director and principal stockholders, including their immediate family members and affiliates. Any request for us to enter into a related person transaction with an executive officer, director, nominee for director, principal stockholder or any of such persons’ immediate family members or affiliates must first be presented to our Nominating and Corporate Governance Committee for review, consideration and approval. A related person transaction is a transaction in which the Company is or will be a participant and in which a related person has or will have a direct or indirect material interest, other than (i) a transaction involving $120,000 or less when aggregated with all related transactions, (ii) a transaction involving compensation to an executive officer that is approved by the Board or the Compensation Committee, (iii) a transaction involving compensation to a director or director nominee that is approved by the Board, the Compensation Committee or the Nominating and Corporate Governance Committee, and (iv) any other transaction that is not required to be reported pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934. All of our directors, executive officers and employees are required to report to our Nominating and Corporate Governance Committee any such related person transaction. In approving or rejecting the proposed agreement, our Nominating and Corporate Governance Committee shall consider the facts and circumstances available and deemed relevant to the Nominating and Corporate Governance Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Nominating and Corporate Governance Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Nominating and Corporate Governance Committee determines in the good faith exercise of its discretion. Under the policy, if we should discover related person transactions that have not been approved, the Nominating and Corporate Governance Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

Harry T. Wilkins retired from his position as the Chief Executive Officer of National Education Seminars, Inc., which we refer to as Hondros College of Nursing, and as the Chief Development Officer of the Company as of December 18, 2015. Mr. Wilkins agreed to consult with the Company after his retirement for a period of 18 months, particularly to work on the transition to the next chief executive officer of Hondros College of Nursing. In connection with Mr. Wilkins’s retirement, he and the Company entered into a letter agreement dated November 6, 2015 to formalize the terms of his departure. This agreement provides that, as compensation for his consulting services, Mr. Wilkins will continue to vest in his outstanding equity awards for an 18-month period after his retirement. Such continued vesting is valued at approximately $246,000.

There were no other related person transactions in 2015.

Stock Ownership Guidelines

To further align the interest of our executive officers and directors with the interest of our stockholders, and after evaluation of best practices and consultation by the Compensation Committee with Willis Towers Watson Public Limited Company (“Willis Towers Watson”), its independent consultant, our Board has implemented stock ownership guidelines applicable to our executive officers and directors. Each executive officer is expected to hold shares of common stock with an aggregate value greater than or equal to a multiple of the executive officer’s base salary as set forth below:

•	the Company’s Chief Executive Officer — six times base salary;
•	the Company’s Executive Vice Presidents — two times base salary; and
•	the Company’s Senior Vice Presidents — one times base salary.

Each of the Company’s non-employee directors is expected to hold shares of common stock with an aggregate value greater than or equal to at least three times the amount of the annual retainer paid to non-employee directors for service on the Board, excluding additional committee retainers, if any.

Under the stock ownership guidelines, common stock held directly, including shares of common stock held in a separate brokerage account or in a 401(k) account, and common stock held indirectly (e.g., by a spouse, minor dependent, or a trust for the benefit of the executive or director, or the executive’s or director’s spouse or minor dependent), count toward satisfaction of the levels set forth in the guidelines. For purposes of the guidelines, the “value” of the common stock is based on the closing price of the common stock on the day on which a determination under the guidelines is being made. The determination of compliance with the guidelines is measured annually on the last business day of each year.

Our executives and non-employee directors are expected to comply with these guidelines within five years of the date the person first became an executive or non-employee director, as applicable. If an executive officer has not achieved the stock ownership level as outlined above by that date, the executive officer will be required to retain 50% of the net shares of common stock acquired pursuant to restricted stock or option awards made after the adoption of the guidelines until such levels are achieved. “Net shares” are those shares that remain after shares are sold or withheld to pay withholding taxes and/or the exercise price of stock options (if applicable).

The stock ownership guidelines superseded the existing policy applicable to our non-employee directors. That policy provided that directors were expected to hold a number of shares of our common stock equivalent to one-half of all shares of restricted stock they receive.

Restrictions on “Hedging”

We have adopted a policy prohibiting our directors, officers and employees from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities. We have adopted this policy in order to align the interests and objectives of individuals subject to the policy with those of our stockholders.

Restrictions on “Pledging”

We have adopted a policy prohibiting our directors and officers from holding our securities in margin accounts, pledging our securities as collateral or maintaining an automatic rebalance feature in savings plans, deferred compensation or deferred fee plans. This prohibition is to avoid sales of our securities on behalf of an individual related to margin calls, loan defaults and automatic rebalances, which may occur when the individual has material nonpublic information regarding the Company.

Board Independence and Leadership Structure

Our Board believes, and our Guidelines require, that a substantial majority of its members should be independent directors. In addition, the respective charters of the Audit, Compensation and Nominating and Corporate Governance Committees currently require that each member of such committees be independent directors. Consistent with NASDAQ’s independence criteria, the Board has affirmatively determined that all of our directors are independent, with the exception of Dr. Boston, who is our President and Chief Executive Officer. NASDAQ’s independence criteria includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they may relate to us and our management.

In accordance with our Guidelines, the independent members of our Board will hold at least two “executive session” meetings each year. If the chairperson of the Board is not an independent director, an independent chairperson will be selected for each executive session. In general, these meetings are intended to be used as a forum to discuss the annual evaluation of the Chief Executive Officer’s performance, the annual review of the Chief Executive Officer’s plan for management succession and such other topics as the independent directors deem necessary or appropriate.

Our Guidelines specify that the Board shall select its chairperson based on the Board’s determination of what is then in the best interests of the Company. Historically, the Company has split the positions of the Chairperson of the Board and Chief Executive Officer because we believe that this structure is appropriate given the differences between the two roles in our management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company, while the Chairperson of the Board, among other responsibilities, provides guidance to the Chief Executive Officer, and presides over meetings of the full Board.

Board’s Role in Risk Oversight

Our management is responsible for managing risks in our business, including by developing processes to monitor and control risks. The Board views its role as one of oversight and of responsibility for setting a tone that risk management should be properly integrated with our strategy and culture. The Board focuses on understanding management’s risk management processes, the effectiveness of those processes and the way in which management proactively manages risks. The Board regularly meets with our management, particularly our Chief Executive Officer, Chief Financial Officer and our General Counsel to receive updates on how management is assessing and managing risk in particular functional areas of our business. The Board and its committees also request and receive regular reports from management on particular areas of risk.

The Board is assisted in carrying out its oversight of risks by the Committees. In this regard, each of the charters of the Board’s committees specifically address issues of risk. At the request of the full Board, from time to time the Nominating and Corporate Governance Committee may discuss or examine in more depth specific risk areas and request presentations and information from management for that purpose. The Nominating and Corporate Governance Committee considers and makes recommendations on how the Board is approaching its role of risk oversight. The Audit Committee reviews and assesses the qualitative aspects of financial reporting and our processes to manage financial and financial reporting risk. The Audit Committee regularly reports its findings to the Board.

While the Audit Committee and the Nominating and Corporate Governance Committee have primary responsibility for assisting the Board with its risk oversight responsibilities, the Compensation Committee also assists the Board with risk oversight. When establishing executive compensation and director compensation and in its role in implementing incentive compensation plans, the Compensation Committee considers whether compensation practices properly take into account an appropriate risk-reward relationship or encourage unnecessary and excessive risks that threaten the value of the Company. The Board has concluded, on the recommendation of the Compensation Committee, that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company; this conclusion has been confirmed by the Compensation Committee.

Meetings of the Board of Directors and its Committees

Information concerning the Board and its three standing committees is set forth below. Each Board committee currently consists only of directors who are not employees of the Company and who are “independent” as defined in NASDAQ’s rules.

The Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. The Board held a total of eight meetings during the fiscal year ended December 31, 2015. During this time all of our directors attended at least 75% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served (during the period that such director served). The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders. Our 2015 Annual Meeting of Stockholders was attended by all of our current directors who were then serving, with the exception of Westley Moore.

The Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The charters for the Audit, Compensation and Nominating and Corporate Governance Committees can be accessed electronically on the Committees page of our corporate website, which is www.americanpubliceducation.com. The information on our corporate website is not incorporated by reference into this Proxy Statement.

The Board conducts, and the Nominating and Corporate Governance Committee oversees, an annual evaluation of the Board’s operations and performance in order to enhance its effectiveness. Recommendations resulting from this evaluation are made by the Nominating and Corporate Governance Committee to the full Board for its consideration.

BOARD COMMITTEES AND THEIR FUNCTIONS

The following table describes which directors serve on each of the Board’s standing committees.

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Eric C. Andersen	X		X
Wallace E. Boston, Jr.
Barbara G. Fast(2)			X	(1)	X
Jean C. Halle	X	(1)
Barbara Kurshan					X
Timothy J. Landon	X				X	(1)
Westley Moore			X		X
Timothy T. Weglicki	X				X

(1)	Chair of the Committee.
(2)	Chairperson of the Board.

Audit Committee

The Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which met six times during 2015. The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and our independent registered public accounting firm. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage financial reporting risk, and our compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our Audit Committee are Ms. Halle, who serves as chair of the Committee, Mr. Andersen, Mr. Landon, and Mr. Weglicki. Our Board has determined that Ms. Halle and Mr. Andersen are each an “Audit Committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our Board has determined that each member of our Audit Committee is independent under NASDAQ’s listing standards and each member of our Audit Committee is independent pursuant to Rule 10A-3 of the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee is responsible, among its other duties and responsibilities, for establishing the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations, and administering our equity incentive plans. The Committee met six times during 2015. The members of our Compensation Committee are MG (Ret) Fast, who serves as chair of the Committee, Mr. Andersen and Mr. Moore. Our Board has determined that each member of our Compensation Committee meets NASDAQ’s independence requirements for approval of the compensation of our Chief Executive Officer and other executive officers.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to assist in evaluating executive officer compensation. In 2015, the Compensation Committee retained Willis Towers Watson directly as an outside compensation consultant to assist in evaluating our compensation programs, as it has since 2007. The Compensation Committee assessed Willis Towers Watson’s independence, considering all relevant factors, including those set forth in NASDAQ rules. In connection with this assessment, the Committee considered Willis Towers Watson’s work and determined that it raised no conflicts of interest. Willis Towers Watson does no work for the Company other than work that is authorized by the Compensation Committee or its chairperson. The Compensation Committee used information provided to it by Willis Towers Watson in connection with making 2015 compensation determinations. Willis Towers Watson also advised the Compensation Committee on the use of a peer group for comparative purposes. The consultant’s role in recommending the amount or form of executive compensation paid to the Company’s named executive officers during 2015 is described in the “Compensation Discussion and Analysis —  Compensation Program Philosophy and Objectives — Competitive Compensation and Peer Group Review” section below.

The Compensation Committee considers the results of the annual advisory vote on the compensation of named executive officers. See “Proposal No. 2” below to review this year’s proposal. In 2015, approximately 96% of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal.

The Compensation Committee works closely with our Chief Executive Officer, Dr. Boston, on compensation decisions and has delegated certain aspects of the annual incentive plans for the other executive officers, including the named executive officers, to Dr. Boston. For a discussion of Dr. Boston’s role in determining or recommending the executive compensation paid to the Company’s named executive officers during 2015, see the “Compensation Discussion and Analysis — Role of Executives in Executive Compensation Decisions” section below. None of our other executive officers participates in any deliberations related to the setting of executive compensation with the exception of Peter W. Gibbons, our Senior Vice President, Chief Administrative Officer, who provides support to the Compensation Committee and facilitates the requests for information received from the independent consultant.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for recommending candidates for election to the Board. The Committee met four times during 2015. The Committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including board size and membership qualifications, recommendations with respect to director resignations tendered in the event a director fails to achieve a majority of votes cast in favor of his or her election, new director orientation, committee structure and membership, succession planning for our Chief Executive Officer and other key executive officers, and communications with stockholders. In addition, the Nominating and Corporate Governance Committee assists the Board in understanding and overseeing management’s processes for the assessment and management of non-financial risks of the Company and the steps that management has taken to monitor and control exposure to such risks. The members of our Nominating and Corporate Governance Committee are Mr. Landon, who serves as chair of the Committee, MG (Ret) Fast, Dr. Kurshan, Mr. Moore and Mr. Weglicki. Our Board has determined that each member of our Nominating and Corporate Governance Committee meets NASDAQ’s independence requirements for director nominations.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Director Nomination Process

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors. If a stockholder wishes to nominate a person for election as director, he or she must follow the procedures contained in our Bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. For a stockholder’s nomination of a person to stand for election as a director at the annual meeting of stockholders to be considered, our Corporate Secretary must receive such nominations at our principal executive offices not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary, the nomination must be received no later than the close of business on the tenth day following the notice or public disclosure of the meeting. Each submission must include the following information:

•	the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated;
•	a representation that the stockholder is a holder of record of Company capital stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons;
•	if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder;
•	such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the Board;
•	if applicable, the consent of each nominee to serve as a director if elected;
•	a statement whether each nominee, if elected, intends to tender an irrevocable resignation in the form required by the incumbent directors under the Bylaws; and
•	such other information that the Board may request in its discretion.

The Board may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as one of its directors.

Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, provided that if, as of the tenth day preceding the date we first mail notice of the meeting for such meeting to our stockholders, the number of nominees exceeds the number of directors to be elected, which we refer to as a “Contested Election”, the directors shall be elected by the vote of a plurality of the votes cast. Our Bylaws require that the Board or a committee of the Board shall not nominate any incumbent director who, as a condition to such nomination, does not submit a conditional and, in the case of an uncontested election, irrevocable letter of resignation to the Chairperson of the Board. If an incumbent nominee is not elected in an uncontested election, the Nominating and Corporate Governance Committee will promptly consider such director’s conditional resignation and make a recommendation to the Board regarding the resignation. Each incumbent director nominated for election to the Board at the Annual Meeting as described under “Proposal No. 1” below has submitted the conditional letter of resignation as required by our Bylaws.

In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the Nominating and Corporate Governance Committee, or such other committee designated by the Board pursuant to our Bylaws, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that it considers appropriate and relevant.

Additional information regarding requirements for stockholder nominations for next year’s annual meeting is described in this Proxy Statement in the section titled “General Matters — Stockholder Proposals and Nominations” below.

Contacting the Board of Directors

Stockholders wishing to communicate with our Board may do so by writing to the Board, the Chairperson of the Board, or the non-employee members of the Board as a group, at:

American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant individual or group. All correspondence is required to prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is a communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary will be copied for our files and in most cases will be promptly forwarded to the addressee. The Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from the communications so forwarded under the policy. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary will maintain a list of each communication subject to this policy that is not forwarded, and on a quarterly basis, will deliver the list to the Chairperson of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Corporate Secretary to be frivolous shall nevertheless be retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board is currently comprised of eight members. Our nominees for the election of directors at the Annual Meeting include seven independent non-employee directors and our Chief Executive Officer. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on June 17, 2016: Eric C. Andersen, Dr. Wallace E. Boston, Jr., Barbara G. Fast, Jean C. Halle, Dr. Barbara Kurshan, Timothy J. Landon, Westley Moore and William G. Robinson, Jr. All of the nominees are currently serving on the Board, with the exception of Mr. Robinson. Mr. Weglicki, who currently serves on the Board, will not be standing for election at the Annual Meeting.

It is intended by the persons named as proxies that proxies received in response to this solicitation will be voted FOR the election of each nominee named in this section unless otherwise stated in the proxy or in the case of a broker non-vote with respect to the proposal. Proxies submitted for the Annual Meeting can only be voted for those nominees named in this Proxy Statement. If, however, any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board, or the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve. Each director will hold office until his or her successor is duly elected and is qualified or until his or her earlier death, resignation or removal.

Criteria for Evaluating Director Nominees

The Board provides strategic direction to the Company and oversees the performance of the Company’s business and management. The Nominating and Corporate Governance Committee periodically identifies and reviews with the Board desired skills and attributes of both individual Board members and the Board overall within the context of current and future needs. The Nominating and Corporate Governance Committee is responsible for developing the general criteria, subject to approval by the full Board, for use in identifying, evaluating and selecting qualified candidates for election or re-election to the Board. The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. It may use outside consultants to assist in identifying candidates. Among the characteristics the Committee may consider are the collective knowledge and diversity of professional skills and background, experience in relevant industries, age and geographic background in addition to the qualities of integrity, judgment, acumen, and the time and ability to work professionally and effectively with other Board members and management and make a constructive contribution to the Board. The Committee considers candidates submitted by directors and management, as well as candidates recommended by stockholders, which are evaluated in the same manner as other candidates identified to it. Final approval of director candidates is determined by the full Board.

The Board has determined that all of our director nominees are qualified to serve as directors of the Company.

The name of each nominee for director, their ages as of April 28, 2016 and other information about each nominee is shown below. In addition, the biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Name	Age	Principal Occupation	Director Since
Eric C. Andersen	54	Partner, Peak Equity	2012
Wallace E. Boston, Jr.	61	President and Chief Executive Officer of the Company	2004
Barbara G. Fast	62	Senior Vice President, CGI Federal	2009
Jean C. Halle	57	Independent Consultant	2006
Barbara Kurshan	67	Executive Director of Academic Innovation, University of Pennsylvania, Graduate School of Education	2014
Timothy J. Landon	53	Chief Executive Officer, Aggrego, LLC	2009
Westley Moore	37	Independent Consultant	2013
William G. Robinson, Jr.	51	Executive Vice President and Chief Human Resources Officer of Sabre Corporation	N/A

Eric C. Andersen has served on our Board since June 2012. Mr. Andersen also serves on the board of NWHW Holdings, Inc. as the APEI representative. Mr. Andersen is a partner with Peak Equity, a lower middle market private equity firm that specializes in making investments in enterprise software companies. Prior to joining Peak, Mr. Andersen was a partner at Milestone Partners, a private equity firm, from 2011 to 2015. From 2006 to 2011 Mr. Andersen served as a Managing Director of private equity firm Silver Lake Partners, before which he worked in the consulting industry with IBM Business Consulting Services (BCS), serving as Managing Partner, Asia Pacific responsible for IBM’s business solutions and business process outsourcing business across Asia Pacific, and Managing Partner, Distribution Sector responsible for IBM’s consulting business in the pharmaceutical, retail, consumer goods and travel/transportation industries. Before working with IBM, Mr. Andersen was a senior partner at PwC Consulting, where he served in a variety of positions. Mr. Andersen currently serves on the board of directors of several private companies.

We believe that Mr. Andersen’s qualifications to serve on our board include his experience as a principal in several private equity firms, as well as his expertise in outsourcing, business processes and international operations.

Dr. Wallace E. Boston, Jr. joined us in September 2002 as Chief Financial Officer and, since June 2004, has served as President, Chief Executive Officer and a member of our Board. Dr. Boston also serves on the Board of Directors of National Education Seminars, Inc., which we refer to as Hondros College of Nursing, on the Board of Trustees of American Public University System (APUS) and on the Boards of Directors of Fidelis Education, Inc. and NWHW Holdings, Inc. From August 2001 to April 2002, Dr. Boston served as Chief Financial Officer of Sun Healthcare Group. From July 1998 to May 2001, Dr. Boston served as Chief Operating Officer and, later, President of NeighborCare Pharmacies. From February 1993 to May 1998, Dr. Boston served as Vice President — Finance and, later, Senior Vice President of Acquisitions and Development of Manor Healthcare Corporation, now Manor Care, Inc. From November 1985 to December 1992, Dr. Boston served as Chief Financial Officer of Meridian Healthcare. Dr. Boston currently serves on the Board of the Presidents’ Forum of Excelsior College, the Board of Therapeutic Research Center, and the Board of Overseers of the University of Pennsylvania Graduate School of Education.

We believe that Dr. Boston’s qualifications to serve on our Board include his service as our Chief Executive Officer since 2004 and his service as our Chief Financial Officer between 2002 and 2004. Dr. Boston’s leadership has been pivotal to the Company in some of our most significant events, including our accreditation by the Higher Learning Commission in 2006, our 2007 initial public offering, the receipt by American Public University System of the 2009 Ralph E. Gomory Award for Quality Online Education, also known as the Sloan-C Award, our reaccreditation in 2011, and our 2013 acquisition of National Education Seminars, Inc., which we refer to as Hondros College of Nursing.

Major General (Retired) Barbara G. Fast has served on our Board since May 2009, was appointed Vice-Chairperson of the Board in August 2014 and was appointed Chairperson in June 2015. MG (Ret) Fast also serves as Chairperson of the Board of Directors Hondros College of Nursing. She is the President and CEO of BGF Enterprises LLC. She has served as Senior Vice President, Strategic Engagements, CGI Federal, since June 2014. Prior to that she served as Senior Vice President, Army Defense and Intelligence Programs, CGI Federal, beginning in November 2012. Prior to that she served as Vice President of Operations and Intelligence, CGI Federal, from June 2011. Previously she was the Vice President of Cyber and Information Solutions at The Boeing Company, which she joined in August 2008. MG (Ret) Fast retired from the Army in July 2008 after a 32-year career. Her most recent posts included: Deputy Director, Army Capabilities and Requirements Center, Training and Doctrine Command, from July 2007 until June 2008; Deputy and, later, Commanding General for the United States Army Intelligence Center and Fort Huachuca, Arizona, from August 2004 until June 2007; and Director of Intelligence, Multinational Forces — Iraq (Baghdad, Iraq) from July 2003 until July 2004. MG (Ret) Fast currently serves on the board of directors of several government and private organizations.

We believe that MG (Ret) Fast’s qualifications to serve on our Board include her extensive experience and achievements in the U.S. Military, national and defense intelligence, and cyber security, culminating in over 32 years of military service until her retirement as a Major General, her service as Commanding General of Fort Huachuca, and her current work in industry and not-for-profit organizations.

Jean C. Halle has served on our Board since March 2006. Ms. Halle also serves on the board of Second Avenue Software as the APEI representative. Since 2010, Ms. Halle has worked as an independent consultant. From September 2013 until May 2014 she served as the Acting Chief Operating Officer for Curiosityville, a digital early learning company. From 2002 to 2010, Ms. Halle was the Chief Executive Officer of Calvert Education Services, a provider of accredited distance education programs and educational support services. From 1999 to 2001, Ms. Halle was the Chief Financial Officer and Vice President of New Business Development for Times Mirror Interactive, a digital media subsidiary of the former Times Mirror Company. From 1986 to 1999, Ms. Halle held a number of positions with The Baltimore Sun Company, including Vice President of New Business Development, Chief Financial Officer and Vice President of Finance, President of Homestead Publishing, a subsidiary of The Baltimore Sun Company, and Director of Strategic Planning. From 1983 to 1986, Ms. Halle was the Chief Financial Officer and Vice President of Finance for Abell

Communications, and Assistant Treasurer of A.S. Abell Company, the former parent company of The Baltimore Sun Company. From 1979 to 1983, Ms. Halle was a Senior Management Consultant with Deloitte, Haskins and Sells, now Deloitte, an international accounting and professional services firm. Ms. Halle currently serves on the President’s Advisory Council for Stevenson University, the Board of Trustees of Catholic Distance University, the Advisory Board of Loyola University School of Education and the advisory boards of two private companies.

We believe that Ms. Halle’s qualifications to serve on our Board include her multifaceted experiences in online education as Chief Executive Officer of Calvert Education Services, in media as Chief Financial Officer and Vice President of New Business Development for Times Mirror Interactive, and in financial consulting as a Senior Management Consultant at an international accounting and professional services firm. Ms. Halle was also a 2011 National Association of Corporate Directors Board Leadership Fellow, having completed a comprehensive program of study for experienced corporate directors spanning leading practices for boards and committees.

Dr. Barbara “Bobbi” Kurshan has served on our Board since August 2014. Dr. Kurshan is the Executive Director of Academic Innovation and a Senior Fellow in Education at the Graduate School of Education at the University of Pennsylvania, a position she has held since 2012. Dr. Kurshan also provides consulting services through Educorp Consultants Corporation, a company she has owned and operated since 1989. Dr. Kurshan received her MS in Computer Science and her Ed.D. in Curriculum and Instruction with concentration in Educational Technology from Virginia Tech University and has had a nearly thirty-year career as both an academic and award-winning entrepreneur. She currently serves on the board of directors of two private organizations.

We believe that Dr. Kurshan’s qualifications to serve on our Board include her extensive background and leadership experience for nearly thirty years in the field of higher education.

Timothy J. Landon has served on our Board since January 2009. Since September 2013, Mr. Landon has served as the Chief Executive Officer of Aggrego, LLC, a venture capital-backed startup focused on building content and ad networks for mobile distribution in the United States, Western Europe, the Caribbean, Central America and Asia Pacific. Aggrego’s investors are Wrapports, LLC and Digicel Group Limited. From June 2012 until September of 2013, Mr. Landon served as President of Wrapports Ventures, the venture capital and incubator division of Wrapports, LLC, which disrupts and transforms local media using technology. From 2008 to 2012, Mr. Landon served as Chief Executive Officer of Landon Company, where he focused on early stage angel investing and consulting for private equity, venture capital and large traditional and online media companies. Mr. Landon worked at Tribune Company for more than 20 years, and served in a variety of positions within the Tribune organization, including as President of Tribune Interactive, Inc. from March 2004 until February 2008, where he was responsible for overall interactive and classified advertising strategy, technology and operations for the Tribune Company, and had leadership roles in starting CareerBuilder.com, Classified Ventures (the holding company of Apartments.com and Cars.com), and other online businesses. In December 2008, the Tribune Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.

We believe that Mr. Landon’s qualifications to serve on our Board include his extensive experience in starting, building and managing internet-focused media businesses over the last seventeen years. He brings significant knowledge of online marketing and online business models, including knowledge based on his position as President of Tribune Interactive and his experience at CareerBuilder.com, which has direct relevance and applicability to our business.

Westley Moore has served on our Board since June 2013. Since 2014, Mr. Moore’s principal occupation has been as the founder and CEO of BridgeEdU. He is also an author, public speaker and television personality through his wholly owned business entities. In television, Mr. Moore has been the Executive Producer and host of the PBS miniseries on returning veterans “Coming Back with Wes Moore.” During 2011, he hosted the television program “Beyond Belief” on the Oprah Winfrey Network and served as a news analyst for NBC. Prior to that, in 2010, he published a bestselling book, The Other Wes Moore. From 2007 to 2011, he was a securities broker with Citigroup. From 2006 to 2007, Mr. Moore worked at the U.S. Department of State as a White House

Fellow to Secretary of State Condoleezza Rice. Previously, Mr. Moore served as a paratrooper and Captain in the U.S. Army from 2005 to 2006, which included a tour of combat duty in Afghanistan. Mr. Moore currently serves as a trustee of the Baltimore Community Foundation, a member of the Board of Overseers of The Network for Teaching Entrepreneurship, and a trustee fellow of Phi Theta Kappa Foundation.

We believe that Mr. Moore’s qualifications to serve on our Board include his experience in media and communications, as well as his policy and military experience.

William G. Robinson, Jr. does not currently serve on our Board, but was recommended for nomination by Mr. Weglicki, who met Mr. Robinson when Mr. Weglicki was on the Board of Coventry Health Care where Mr. Robinson was an executive officer. Mr. Robinson is executive vice president and chief human resources officer of Sabre Corporation, where he is responsible for leading Sabre’s global human resources organization, including talent management, organizational leadership and culture. Prior to joining Sabre in December 2013, Mr. Robinson served as the senior vice president and chief human resources officer at Coventry Health Care, a diversified managed health care company that then had 14,000 employees, from 2012 to 2013. From 2010 to 2011, Mr. Robinson served as senior vice president for human resources at Outcomes Health Information Solutions, a healthcare analytics and information company specializing in the optimization and acquisition of medical records. Prior to that, from 1990 to 2010, he worked for General Electric, where he held several human resources leadership roles in diverse industries including information technology, healthcare, energy and industrial. Most recently, he was the human resources leader within the GE Enterprise Solutions division where he led a global team in an organization of 20,000 employees in 200 locations worldwide.

We believe that Mr. Robinson’s qualifications to serve on our Board include his significant experience and leadership in human resources and his experience as an executive officer of other public companies.

Required Vote and Board Recommendation

In order to be elected as a director, a nominee must be elected by a majority of the votes cast with respect to such nominee at the Annual Meeting. A majority of the votes cast means that the number of shares of common stock voted FOR a nominee must exceed 50% of the votes cast with respect to that nominee. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors. If an incumbent nominee in an uncontested election such as the election to be held at the Annual Meeting fails to be elected, the incumbent nominee will continue in office and the Board will consider whether to accept the nominee’s earlier submitted conditional resignation. If the resignation is not accepted the incumbent nominee may continue in office until a successor is elected.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE EIGHT NOMINATED DIRECTORS.

2015 DIRECTOR COMPENSATION

Under our non-employee director compensation policy, which was established and is periodically revised following consultation with Willis Towers Watson, directors receive an annual retainer of $40,000. The chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees receive additional annual retainers of $11,000, $8,500 and $5,500, respectively, the non-employee Chairperson of the Board receives an additional annual retainer of $30,000. The Chairperson is not entitled to receive any additional annual retainers for also serving as chair of any of the Board’s standing committees.

The annual retainers are payable in quarterly installments, and each director may, before the beginning of the applicable year, elect to receive his or her annual retainer in common stock having the same value as the portion of the annual retainer to be paid, calculated as of the close of business on the first business day of the year. In connection with our annual meeting of stockholders, our non-employee director compensation policy also provides for an annual grant to each director of restricted stock having a value of $55,000 on the grant date. The restricted stock grant vests on the earlier of the one-year anniversary of the date of grant or immediately prior to the next year’s annual meeting of stockholders.

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under the directors’ and officers’ indemnity insurance policies.

Some directors may also be asked to serve as a representative of our Board on the boards of our wholly-owned subsidiaries or in entities in which we have invested. A non-employee director who serves on the board of a wholly-owned subsidiary as a representative of our Board receives a payment of $2,500 ($3,000 for a director serving as chair) per in-person meeting, or $750 ($1,000 for a director serving as chair) for telephonic meetings, but with no more than one payment per day. Non-employee directors who serve on the board of entities in which we have invested are compensated by those companies consistent with their policies, provided that our Compensation Committee or full Board of Directors reviews the compensation arrangements.

The following table sets forth information regarding compensation earned by directors during 2015:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Eric C. Andersen(4)	$40,000	$54,981	$94,981
Barbara G. Fast	$68,896	$54,981	$123,877
Jean C. Halle	$50,996	$54,981	$105,977
Barbara Kurshan	$40,000	$54,981	$94,981
Timothy J. Landon	$45,518	$54,981	$100,499
Westley Moore	$40,000	$54,981	$94,981
Timothy T. Weglicki	$53,379	$54,981	$108,360

(1)	See the Summary Compensation Table in the “Compensation Tables and Disclosures” section of this Proxy Statement for disclosure related to Dr. Boston, who is one of our named executive officers (“NEOs”) as of December 31, 2015.
(2)	Mr. Weglicki elected to receive his entire 2015 annual retainer in fully-vested shares of common stock, and received a total of 1,477 shares. Mr. Landon and Ms. Halle each elected to receive a portion of his or her 2015 annual retainer in fully-vested shares of common stock, and received a total of 630 and 142 shares, respectively. Mr. Weglicki served as Chairperson of the Board until the June 2015 annual meeting of stockholders, at which time MG (Ret) Fast became Chairperson of the Board. For MG (Ret) Fast, amount includes $9,000 received as compensation for her service as Chairperson of the Board of APEI’s subsidiary National Education Seminars, Inc., which was paid by National Education Seminars, Inc. and which operates as Hondros College of Nursing.

(3)	The aggregate grant date fair value of the restricted stock awards in 2015 was $25.91, as computed in accordance with FASB ASC Topic 718.
(4)	Mr. Andersen received an additional $30,000 as compensation for his service on the Board of Directors of NWHW Holdings, Inc., which was paid by NWHW Holdings, Inc.

As of December 31, 2015, there were no exercisable or unexercisable option awards held by our current non-employee directors. The aggregate number of unvested stock awards outstanding held as of that date by our current non-employee directors were as follows:

Name	Stock Awards
Eric C. Andersen	2,122
Barbara G. Fast	2,122
Jean C. Halle	2,122
Barbara Kurshan	2,122
Timothy J. Landon	2,122
Westley Moore	2,122
Timothy T. Weglicki	2,122

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis describes our executive compensation program and decisions for 2015. This section details the compensation framework applied by the Compensation Committee and, in particular, our compensation philosophy and objectives, elements of compensation, compensation decisions and the link between executive pay and performance. The named executive officers, or NEOs, for 2015 are:

•	Wallace E. Boston, Jr., our Chief Executive Officer and President;
•	Richard W. Sunderland, Jr., our Executive Vice President and Chief Financial Officer;
•	Karan Powell, our Executive Vice President and Provost of American Public University System;
•	Carol S. Gilbert, our Executive Vice President, Programs and Marketing;
•	Peter W. Gibbons, our Senior Vice President and Chief Administrative Officer; and
•	Harry T. Wilkins, our former Executive Vice President and Chief Development Officer of American Public Education, Inc. and Chief Executive Officer of our subsidiary, National Education Seminars, Inc., which we refer to as Hondros College of Nursing, who retired on December 18, 2015.

Building on a Strong Foundation

APEI’s American Public University System (APUS) was founded to provide military and public service communities with access to affordable, quality academic programs. In 2013, APEI acquired Hondros College of Nursing (HCON), which educates nurses at four Ohio campuses and online. Today, the two institutions together serve approximately 99,700 students.

Particularly at APUS, we faced a number of challenges in 2015, including increased competition from both traditional and online universities, challenges attracting students with greater college readiness, and the implementation of a new admissions assessment, as well as continued uncertainty in the military’s Voluntary Education Program. As a result, net course registrations for APUS declined 7.1% year-over-year for 2015. Despite these and other challenges, we believe our positive reputation in military-affiliated communities helped drive a 9% year-over-year increase in net course registrations by students using Veteran’s Administrations benefits in 2015.

As we help our students prepare to advance their careers, APEI is committed to remaining successful during a period of growing competition and the challenges of the current economic environment. We continue to focus on driving improvements in our core services — focusing on academic quality, student outcomes, and the learning experience — not only to potentially reach more students and improve our business results, but also to enroll students with greater college readiness and help them achieve success. Strong and motivated leadership is and will be critical to achieving our goals.

2015 Compensation Program Highlights

The table below summarizes significant compensation decisions relative to our NEOs for fiscal year 2015:

Compensation Highlights for 2015
Continued focus on market levels	Base salaries remained at or below the market 50th percentile.
No payment under our annual incentive plan	Based on the design of our annual incentive program, our executive officers did not receive any annual incentive payouts for 2015.
Increased the percentage of equity awards tied to performance for the CEO and all of the named executive officers or NEOs	For 2015, we increased the use of performance-based shares in our overall equity mix from 35% to 40% of the value of an NEO’s long-term incentive award in order to further link the compensation of our executives with performance.

COMPENSATION PROGRAM OVERVIEW

Compensation Program Philosophy and Objectives

Our compensation programs for our NEOs are designed to attract, incentivize, retain and reward the talent that we need to maintain and strengthen our position in higher education and to achieve our business objectives.

Elements of our Compensation Program Philosophy
Variable Cash Compensation	We believe in using variable cash compensation to motivate and reward performance for our NEOs.
Focus on Corporate Goals	We strive to provide compensation that is directly related to the achievement of our corporate goals, which we measure through financial earnings, individual management objectives and free cash flow goals.
Carefully Monitor External Market Practices	We monitor market practices so that our programs reflect the realities of the competitive market to ensure we are paying for performance. At the same time, we must also ensure we can attract the top talent necessary to drive results through our diversified business strategy.

Executive Compensation Best Practices

Below we highlight certain executive compensation practices we employ in order to align executive compensation with stockholder interests. Also listed below are certain compensation practices we do not employ because we do not believe they would serve our stockholders’ long-term interests.

What We Do	How We Do It
We Pay for Performance	We tie a significant portion of our executives’ annual pay opportunity to objective performance metrics and continue to monitor our pay mix to ensure the performance-based portion is consistent with that of our peers.
We Target Pay Competitively	We seek to target compensation within a competitive range of the market median and only deliver greater compensation when warranted by actual superior performance. Conversely, we deliver lower compensation when performance results do not meet our threshold expectations.

We review our pay and performance alignment compared to our peers annually to understand where our programs are working and where we can continue to make improvements.
We Enforce Executive Stock Ownership Guidelines	Each of our executives is expected to own shares of the Company’s common stock with a value ranging from one to six times the executive’s base salary, depending on position.
We Utilize Meaningful Vesting Conditions for Equity Awards	Equity awards, including performance-based awards, have three-year ratable vesting periods from the date of grant.
We Impose a “Clawback Policy”	We can recover any performance-based cash or equity award where, as a result of an accounting restatement, the performance goals were later determined not to have been achieved. In addition, we can recover equity awards made to an employee in cases where the Company has to prepare an accounting restatement due to the material noncompliance by the Company with financial reporting requirements and the restatement is the result of misconduct that resulted from the employee knowingly having engaged in that misconduct, the employee’s gross negligence, or the employee knowingly or through gross negligence having failed to prevent misconduct.
We Utilize an Independent Compensation Consulting Firm	The Compensation Committee utilizes Willis Towers Watson, an independent compensation consulting firm, to assist the Committee in determining compensation.
What We Don’t Do	How We Avoid It
We Don’t Permit Hedging	We prohibit our directors and employees, including our NEOs, from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities.
We Don’t Permit Pledging	We prohibit our directors and officers, including our NEOs, from holding our securities in margin accounts, pledging our securities as collateral or maintaining an automatic rebalance feature in savings plans, deferred compensation or deferred fee plans, to avoid sales of our securities on behalf of an individual related to margin calls, loan defaults and automatic rebalances, which may occur when the individual has material nonpublic information regarding the Company.

What We Don’t Do	How We Avoid It
We Don’t Offer Single-Trigger “Change of Control” Payments	For those NEOs who have employment agreements, the agreements provide that in the case of a “change of control” the NEO only receives severance payments in connection with a termination of their employment.
We Don’t Provide Tax Gross-Up Provisions	We do not provide for tax gross-up payments for a change of control in employment agreements, or for other benefits.

COMPETITIVE COMPENSATION AND PEER GROUP REVIEW

50th	The Compensation Committee’s general intent is to set each NEO’s base salary near the 50th percentile of the survey data received from the Compensation Committee’s independent consultant

Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives within the for-profit education industry and the broader market for executive talent. It is the Compensation Committee’s general intent that each NEO’s base salary should be set near the 50th percentile of the survey data received from the Compensation Committee’s independent consultant. The Compensation Committee believes that the 50th percentile for base salary is appropriate to remain competitive with the companies with which the Company competes for executive talent. Consistent with the approach to base salary, the Compensation Committee believes that target annual incentives should be structured so that target total cash compensation (base salary plus annual incentives) approximates the 50th percentile of the survey data for achievement of target performance goals under the annual incentive plan. Each NEO has the opportunity to receive a stretch payment for superior performance if stretch performance goals are achieved under the plan. Conversely, the opportunity for below target or even no payment exists for below target or below threshold performance if performance goals are not achieved. The Compensation Committee believes that these opportunities for base salary and target annual incentive pay are in line with competitive market levels and are appropriate if our NEOs achieve the targeted level of performance.

For 2015, the Compensation Committee continued its prior engagement of Willis Towers Watson as an independent consultant to the Compensation Committee. Willis Towers Watson provided information on competitive levels of compensation that was used by the Compensation Committee in determining 2015 compensation, including information on base salary, annual incentives, equity awards and total compensation.

As part of the analysis of APEI’s compensation program, Willis Towers Watson provided data from the following published surveys as a primary source: the 2014 Towers Watson CDB General Industry Survey Report; the 2014 Towers Watson Data Services Top Management Survey; and the 2013 – 2014 College and University Professionals Association for Human Resources Administrators in Higher Education Salary Survey. Because of the variance in size among the companies included in the databases for the published surveys, Willis Towers Watson informed the Compensation Committee that, to the extent possible, it had assessed the published survey data in the context of APEI’s projected fiscal year 2015 revenues, as revenue responsibility is typically one of the most reliable predictors of executive pay.

In addition to published survey data, Willis Towers Watson also examined publicly-filed proxy statements of select industry-specific peers.

Assessing Competitive Practice

The Compensation Committee identified, with the guidance and input of Willis Towers Watson, a group of companies against which we compare compensation. These companies were selected because the Compensation Committee considered them to be similar to and competitive with us in the market for executive talent, and because they are in comparable or related businesses (e.g., focus on secondary education and online access). This group, which we refer to as our peer group, remained the same in 2015 as it had been in 2014 and 2013 and consisted of the following companies:

•	Bridgepoint Education, Inc.;
•	Capella Education Company;
•	Grand Canyon Education, Inc.;
•	Lincoln Educational Services Corporation;
•	National American University Holdings, Inc.;
•	Strayer Education, Inc.; and
•	Universal Technical Institute, Inc.

The review of the peer group only included comparative information for Dr. Boston and Mr. Sunderland, as the peer group information did not identify executives at comparable positions for Dr. Powell, Ms. Gilbert or Messrs. Gibbons and Wilkins.

The comparative data provided by Willis Towers Watson, which included information for all of the NEOs except for Mr. Gibbons, was used in connection with our determinations of base salaries, target annual incentive compensation and equity incentive awards as part of the 2015 compensation setting process, as described below. For those executives for whom both survey data and peer group data are available, the Compensation Committee uses the survey data for its primary comparisons because we believe, consistent with the advice of Willis Towers Watson, that the survey data is more robust and provides a better comparison for the Company than the peer group data. This is in part because peer group data is more limited and typically cannot be size-adjusted to account for revenue responsibilities. Notwithstanding that the survey data is the primary source of comparative information, we believe the peer group is still important as a secondary review of the competitive market for executive talent.

ELEMENTS OF COMPENSATION

The compensation program for our NEOs is comprised of three elements: base salary; annual incentive cash compensation; and long-term equity incentives.

Pay Element	How It Links To Performance
BASE SALARY
• Regular, fixed element of compensation. • Reviewed annually. • Set near the 50th percentile of the survey data received from the Compensation Committee’s independent consultant.	• Intended to be part of a total compensation package that is competitive. • Reflects each NEO’s individual role and responsibility.
ANNUAL INCENTIVE CASH COMPENSATION

•

Provides cash incentives for achieving and surpassing corporate goals.

•

Offers the opportunity for NEOs to earn:

  ◦

annual payments for achievement of earnings targets, which is the single measure for our CEO; and

  ◦

for executives other than our Chief Executive officer, annual payments for individual management objectives (“MBO”s).

•

Structured so that target total cash compensation (base salary plus annual incentives) approximates the 50th percentile of the survey data for achievement of target performance goals under the annual incentive plan.

•

Provides compensation for annual performance.

•

Helps to focus executives on corporate financial, strategic and operational goals, which are expected to lead to increased stockholder value.

•

This focus is enhanced through an additional incentive that pays an additional amount to NEOs for superior performance, which is referred to as the stretch portion of the annual incentive plan.

LONG-TERM EQUITY INCENTIVES

•

Annual grants of equity awards comprising restricted stock and performance-based restricted stock units.

•

All awards vest over three years.

•

Performance-based restricted stock units tied to 2015 achievement of free cash flow.

•

Set to be consistent with the 50th percentile of the survey data received from the Compensation Committee’s independent consultant.

•

Provides compensation that is tied to longer-term performance.

•

Intended to align the interests of the NEOs with those of our stockholders.

•

Time-based vesting aids in the retention of NEOs.

•

Free cash flow performance measures align with a metric that is relevant to the achievement of our long-term strategic goals, including with respect to having available capital to pursue strategic initiatives.

2015 COMPENSATION DECISIONS

In setting base salary, annual incentive cash compensation and long-term equity incentives for 2015, we considered the compensation levels for our NEOs in 2014, the respective performances of each of our NEOs in 2014, and what we believed was required based on the marketplace for executive talent, including based on the information provided by Willis Towers Watson. We also considered the results of the annual advisory vote on the compensation of named executive officers. In 2014, approximately 97% of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal, which was the most recent shareholder vote before we set our 2015 compensation. The Compensation Committee considered this in the context of the recommendation of various proxy advisory firms and as part of its decision to continue to increase the proportion of compensation that is performance-based. In 2015, approximately 96% of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal.

Base Salary

Base salary is an integral part of compensation for our NEOs and is generally set in January of each year, absent other factors, such as promotions. For 2015, the Compensation Committee approved increasing Dr. Boston’s base salary by approximately 6.6%. This base salary placed Dr. Boston at approximately the 50th percentile of the survey data and below the 50th percentile of the peer group proxy data. The Compensation Committee determined that it was appropriate to increase Dr. Boston’s salary to reflect his continued commitment to the Company, the Compensation Committee’s assessment of the continued strong performance of Dr. Boston in a difficult industry environment, and the competitive review by Willis Towers Watson.

The base salaries for the remainder of the NEOs increased by approximately 16.7%, 5.4%, 4.7%, 2.0% and 2.1% for Mr. Sunderland, Dr. Powell, Ms. Gilbert, Mr. Gibbons and Mr. Wilkins, respectively. This increase placed Mr. Sunderland, who became an executive officer on January 1, 2014, closer to the 50th percentile of the survey data, but still further from that benchmark than the other executive officers. Mr. Sunderland also continued to be significantly lower than the 50th percentile of the peer group data. While the Compensation Committee expects to continue increasing Mr. Sunderland’s base salary over time subject to his continuing strong performance, the Committee believes this was a significant and appropriate increase in the second year in which he was an executive officer. The remainder of the increases brought the NEOs within competitive range of the 50th percentile of the survey data, with the exception of Mr. Gibbons. Mr. Gibbons is the only executive officer who is not an executive vice president (or higher) and the Company does not obtain data from Willis Towers Watson for his position. The Compensation Committee felt that the performance of each of the NEOs and the Company had been strong in the prior year and that base salary increases were warranted. Dr. Boston recommended the amounts of the increases for all of the NEOs other than himself, and the Committee concurred, determining that the levels Dr. Boston recommended were appropriate.

Annual Incentive Cash Compensation

We believe annual incentive pay furthers our compensation philosophy and objectives by focusing our NEOs on corporate financial, strategic and operational goals. The opportunity for annual incentive pay for our NEOs is expressed as a percentage of base salary as follows:

Position	Target Annual Incentive (as % of Base Salary)
President & CEO	60%
All Other NEOs	50%

These percentages for Dr. Boston, Mr. Sunderland, Dr. Powell, Ms. Gilbert and Mr. Wilkins reflected the minimum percentages set forth in their employment agreements. After considering the survey data information and the individual performance of the executives, the Compensation Committee believed, in its subjective, but informed, judgment, that these percentages should remain the same for 2015, including, with respect to Mr. Gibbons. Dr. Boston’s annual incentive target is set at a higher percentage than those of the other NEOs, which is consistent with overall market practice and is in part a result of the negotiation of his employment agreement in 2004, at which time we agreed to provide him a larger annual incentive to reflect his greater ability as Chief Executive Officer to influence our business success as well as his greater responsibilities as the head of our Company.

Overall, we believe that the proportion of target annual incentive pay to target total cash compensation (base salary plus target annual incentive pay) for our NEOs should be a relatively high percentage. It is the Compensation Committee’s general intent, as discussed above, that each NEO’s base salary should be set near the 50th percentile of the survey data received from the Compensation Committee’s independent consultant, and that target annual incentives should be structured so that target total cash compensation approximates the 50th percentile of the survey data for achievement of target performance goals under the annual incentive plan. We believe that positioning at the 50th percentile is appropriate for target total cash compensation because of the high level of performance that we believe is required from our executives in order for the Company to achieve our performance targets. We believe the high percentage of compensation tied to incentive pay increases the focus of our NEOs on achieving our performance goals.

We further enhance this focus through a stretch incentive that pays an additional amount to our NEOs for superior performance, which we refer to as the stretch portion of the annual incentive plan. This additional amount, if achieved, provided an opportunity to Dr. Boston of an additional 40% of his base salary (for 100% of base salary in total maximum incentive potential), an opportunity to Mr. Sunderland and Mr. Wilkins of an additional 30% of each of their respective base salaries (for 80% of base salary in total maximum incentive potential) and an opportunity to Dr. Powell, Ms. Gilbert and Mr. Gibbons of an additional 20% of each of their respective base salaries (for 70% of base salary in total maximum incentive potential). This stretch incentive would have resulted in maximum total cash compensation payments to our NEOs of amounts in line with the 75th percentile of the survey data for each of our NEOs for whom data was collected, which the Compensation Committee believes is appropriate for exceptional performance.

The Compensation Committee intended that performance under the NEO’s annual incentive awards at both the target and stretch incentive levels would be based on achieving and surpassing financial performance goals and, for our NEOs other than our Chief Executive Officer, achievement of MBOs. However, the achievement of the MBOs was first subject to achievement of a threshold level of financial performance. Our Chief Executive Officer’s annual incentive award opportunity was based solely on a financial performance goal because we thought it was important to focus on the overall financial performance of the Company. For our other NEOs, we believe that a split among goals is important to reflect our belief that they should be focused on both earnings goals and personal goals that are largely derived from important strategic and operating plan goals. We believe this split encourages a focus on multiple metrics of performance rather than focusing on one particular metric of performance to the exclusion of others that are also important to our results. However, given the importance of our financial goals in 2015, we established a threshold level of financial performance that had to be achieved before any amounts could be paid out for personal MBO goals. The threshold level of financial performance required before amounts could be earned for achievements of MBOs was fully-diluted earnings per share of $2.13 for the full year 2015. As noted below, the threshold level of financial performance for 2015 was not met, and as a result, the annual cash incentive did not pay out to any of the NEOs.

The following charts shows the breakdown between the financial goals and the MBO goals for each NEO, including how they relate to the target and stretch portions of each NEOs potential awards.

	Portion of Annual Incentive Plan	Weighting of Performance Goals
Dr. Boston	Target award equivalent to 60% of base salary	100% based on financial performance goals
	Stretch award equivalent to 40% of salary	100% based on financial performance goals

	Portion of Annual Incentive Plan	Portion of Annual Incentive Plan
Messrs. Sunderland and Wilkins	Target award equivalent to 50% of base salary	40% based on financial performance goals
10% based on annual MBO goals
	Stretch award equivalent to 30% of salary	20% based on financial performance goals
10% based on annual MBO goals

	Portion of Annual Incentive Plan	Portion of Annual Incentive Plan
Dr. Powell, Ms. Gilbert and Mr. Gibbons	Target award equivalent to 50% of base salary	40% based on financial performance goals
10% based on annual MBO goals
	Stretch award equivalent to 20% of salary	15% based on financial performance goals
5% based on annual MBO goals

Financial Performance Goals.  In 2015, the Compensation Committee determined that the portion of each NEOs annual incentive plan award that relates to financial performance would be based on achieving and surpassing a specified amount of earnings per share after taking into account any payment under the annual incentive plan.

Financial Performance Metric	Performance Goals
	Threshold	Target	Stretch (Maximum)
Earning per Diluted Share	$2.13	$2.37	$2.61

The Compensation Committee specified target earnings per share of $2.37, which reflected the earnings per share in the Company’s budget when approved by the Board of Directors. For 2015, the Compensation Committee also specified that 50% of the target amount would be paid if an earnings per share threshold of $2.13 was attained, which the Compensation Committee thought was a level of achievement that would still require effort for the company to achieve. The Compensation Committee determined that it was appropriate to provide an incentive at a threshold level because it would provide an annual incentive that reflected the positive performance of the Company and the contributions of the Company’s employees and NEOs. The Compensation Committee provided that the stretch portion of the annual incentive plan related to financial performance would be payable on earnings per share of $2.61, after taking into account the payment of all annual incentive amounts. This level of achievement was viewed as representing exceptional performance for which management should be rewarded.

MBO Goals.  MBOs are based on company-wide performance goals consistent with our strategic plan for which executive are directly responsible, or to whose success they contribute, and provide personal accountability in addition to rewards for Company performance. However, many MBO targets are shared between executives to reflect that executives have to work together to achieve results. By focusing on goals consistent with our strategic plan, the MBOs are intended to focus the executives on goals that will deliver long-term stockholder value. We believe that the MBOs help to keep management from focusing solely on the current year’s financial results, which are covered by other parts of the annual incentive plan, because many of the MBOs represent our view of key actions required to capture future market opportunities and help prepare the Company for continued growth and improvement in the future.

In establishing our MBOs for 2015, we set goals that were consistent with our strategic plan, and were set with the opportunity to pay out minimum, target and stretch amounts. Achievement at the minimum level represents strong performance and would result in payout of 50% of the target amount, achievement at the target level represents superior performance and would result in payout of the target amount, and achievement at the stretch level represents a level of excellent performance and would result in payout of the target and stretch amounts. When setting the stretch MBO goals, the Compensation Committee did not believe that it was likely that an executive would achieve all of his or her MBOs at the stretch level.

$0	Amount of annual incentive payouts for 2015.

Because the threshold level of financial performance was not achieved for either the financial performance goals or the MBO goals, no amounts were earned under the annual incentive plan for the year. As a result, the Compensation Committee did not make final determinations with respect to the level of achievement of specific MBOs.

Equity Incentives

We believe that a significant portion of our NEOs’ total compensation should be in the form of equity awards in order to align the priorities of the NEOs with the interests of our stockholders. In 2015, the equity awards were split 60% as time-based restricted stock and 40% as performance-based restricted stock units. This reflects an increase from 35% of the portion of the award in 2014 that was allocated as performance-based restricted stock units and reflects the Compensation Committee’s desire to focus more on performance-based awards and to incentivize executives to focus on the Company’s financial performance.

The Committee continued to use free cash flow as the performance measure for the performance-based restricted stock unit awards in 2015, and will again use this measure in 2016. Free cash flow was selected in 2013 after:

•	consulting with Willis Towers Watson;
•	reviewing measures that are used by others in the Company’s industry;
•	evaluating metrics that are important to investors; and
•	reflecting upon a desire to avoid using an earnings measure similar to what was used for the financial portion of the annual incentive plan.

Free cash flow, which is a non-GAAP measure, is defined as income from operations before income taxes less interest income (interest) less depreciation and amortization less capital expenditures less capitalized program development costs and other assets. The 2015 awards were structured as follows:

	Threshold	Target	Stretch (Maximum)
Free Cash Flow Goal	$46.6 million	$51.8 million	$56.9 million
Percentage of Award Earned	50% (of target)	100% (of target)	200% (of target)

For a level of free cash flow between these dollar amounts, the percentage of the award earned would be prorated accordingly. For 2015, free cash flow was $49.1 million after an adjustment of $3.7 million of expenses related to workforce realignment costs and the write-down of information technology and other assets that were reported. These expenses were also included in our earnings release for the year ended December 31, 2015 in the presentation of non-GAAP net income. The result was achievement of the free cash flow target at 94.9% of the budgeted amount, which exceeded the threshold goal and resulted in 74.3% of the target awards being earned. The award earned is further subject to time-based vesting, in order to continue to provide a retention element and to encourage executives to focus on the long-term performance of the Company.

In determining the appropriate level of 2015 equity incentive grants for our NEOs, the Compensation Committee reviewed comparative survey information provided by Willis Towers Watson. The Compensation Committee considered the survey data and determined that awards that were consistent with the 50th percentile of the survey data would be appropriate to recognize performance and remain competitive with comparable companies. The award sizes were discussed at the same time the Compensation Committee met to set the other elements of compensation so that all elements of compensation were set taking into account the total compensation package.

Consistent with historical practice, the restricted stock awards and the performance-based restricted stock units vest in three equal installments on the first three anniversaries of the grant date, subject to achievement of performance metrics for the performance-based restricted stock units.

OTHER COMPENSATION POLICIES AND PRACTICES

Employment Agreements and Post-Termination Compensation

We have entered into employment agreements with each of our NEOs except for Mr. Gibbons. These agreements provide the executive with severance payments upon certain terminations, including termination without cause, termination by the executive for good reason in the event of a change of control, or if the executive’s employment agreement is not assumed by a successor entity in a change of control. The agreements provide for certain payments in connection with a termination of the executives’ employment within six months of a change of control of the Company. We believe that these agreements were necessary to attract some of our NEOs and help to retain our NEOs due to the prevalence of similar arrangements in the market in which we compete for executives.

In 2007, prior to the time that we were a public company, we entered into an amendment and restatement of our employment agreements with Dr. Boston and Mr. Wilkins to provide for additional severance payments for termination without cause or by the executives for good reason in connection with a change of control and to provide that if severance payments payable by us become subject to the excise tax on “excess parachute payments,” we would reimburse them for the amount of such excise tax (and the income and excise taxes on such reimbursement). We agreed to provide Dr. Boston and Mr. Wilkins with these changes in anticipation of our initial public offering to reflect what at the time we concluded were prevalent practices in the marketplace in which we compete for executives, and because as a public company we wanted these officers to be able to focus on our operations and not be distracted by their personal situations in the event a change of control transaction arose and, in the case of Dr. Boston, to reflect his long-term commitment to us and our long-term commitment to him as our Chief Executive Officer. We further amended the employment agreements for Dr. Boston and Mr. Wilkins in December 2008 to provide for technical compliance with certain Department of the Treasury regulations. We entered into the employment agreement with Dr. Powell in 2011 in connection with her appointment as our Provost.

In 2013, the Compensation Committee requested and received an assessment from Willis Towers Watson on the terms contained in the employment agreements and comparisons to market practice and the peer group. The Compensation Committee then negotiated amendments to the employment agreements in 2014, including eliminating any reimbursement for excise taxes from the employment agreements, and also authorized negotiating employment agreements with Mr. Sunderland and Ms. Gilbert on substantially the same terms as the agreements with our other NEOs. The Committee determined it was appropriate to have employment agreements with each of Mr. Sunderland and Ms. Gilbert in an effort to treat them similarly to other executives, to retain them and to obtain their agreement to be subject to post-employment non-competition and non-solicitation terms with which they otherwise would not have had to comply. The amendments to Dr. Boston’s and Mr. Wilkins’ employment agreements were entered into in April 2014. The amendment to Dr. Powell’s employment agreement and the new employment agreements with Mr. Sunderland and Ms. Gilbert were entered into in August 2014.

On December 18, 2015, Mr. Wilkins retired from his position at the Company and agreed to consult with the Company for a period of 18 months, particularly to work on the transition to the next chief executive officer of Hondros College of Nursing. In connection with Mr. Wilkins’s retirement, he and the Company entered into a letter agreement dated November 6, 2015 to formalize the terms of his departure. As a result, Mr. Wilkins’s departure from the Company was treated as a termination of employment by Mr. Wilkins for good reason and he was entitled to the benefits provided for in his employment agreement in that circumstance. The agreement further provided that, as compensation for the consulting services to be provided by Mr. Wilkins, Mr. Wilkins will continue to vest in his outstanding equity awards for an 18-month period after his retirement.

For additional information regarding these agreements, including a quantification of benefits that would be received by these officers had termination occurred on December 31, 2015, see the section titled “Potential Payments upon Termination or Change in Control” below.

Non-Qualified Deferred Compensation

In 2013, we adopted a non-qualified deferred compensation plan in which our executive officers are permitted to participate. In determining to adopt the plan, we took into account that the Internal Revenue Code limits the amount of matching contributions that we can contribute to our traditional 401(k) plan for the benefit of our executives. The deferred compensation plan provides that we will make an annual matching contribution to plan participants in an amount equal to the difference between the matching contribution that the participant would have received under our 401(k) plan if those limitations under the Internal Revenue Code did not apply and the matching contribution that the employee actually received under our 401(k) plan. The balances in the plan are only available for investment in investment options that are also available under our 401(k) plan. We believe that it is fair to provide this plan to our executives because absent the limitations under the Internal Revenue Code, they would have otherwise received these amounts. The plan also permits us, but does not require us to, make additional, discretionary contributions. We did not make any discretionary contributions in 2015.

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders) that is established by a Compensation Committee that consists only of  “outside directors” as defined for purposes of Section 162(m). All members of our Compensation Committee qualify as “outside directors”. We currently expect to consider the qualification of our annual incentive plan compensation as performance-based compensation within the meaning of the Internal Revenue Code, but that is only one factor among many considered by the Committee.

Role of Executives in Executive Compensation Decisions

Historically, our Chief Executive Officer has recommended to the Compensation Committee each element of compensation for all executive officers other than himself, and the Compensation Committee determines the target level of compensation for each executive officer.

The amount of each element of compensation for our Chief Executive Officer is determined by the Compensation Committee. Our Chief Executive Officer does not participate in deliberations relating to his own compensation. None of our other executive officers participates in any deliberations related to the setting of executive compensation with the exception of Mr. Gibbons, our Senior Vice President, Chief Administrative Officer, who provides support to the Committee and facilitates the requests for information received from the independent consultant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on its review and discussions with the Company’s management, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and in the Company’s Annual Report on Form 10-K (including by incorporation to the Proxy Statement).

Compensation Committee (April 19, 2016)
MG (Ret) Barbara G. Fast, Chairperson
Eric C. Andersen
Westley Moore

COMPENSATION TABLES AND DISCLOSURES

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Wallace E. Boston, Jr. President and Chief Executive Officer	2015	$650,468	$1,159,516	—	$26,019	$1,836,003
	2014	$610,000	$1,245,167	—	$26,679	$1,881,846
	2013	$560,000	$1,210,529	$210,000	$23,617	$2,004,146
Richard W. Sunderland, Jr. Executive Vice President, Chief Financial Officer	2015	$350,000	$234,128	—	$14,000	$598,128
	2014	$300,000	$452,222	—	$13,125	$765,347
Karan Powell Executive Vice President, Provost	2015	$300,728	$155,450	$—	$12,029	$468,207
	2014	$280,000	$157,209	—	$12,829	$450,038
	2013	$250,000	$156,798	$78,125	$16,765	$501,688
Carol S. Gilbert Executive Vice President, Programs and Marketing	2015	$290,520	$155,450	$—	$11,621	$457,591
	2014	$277,000	$157,209	$—	$12,435	$446,644
	2013	$271,193	$156,798	$84,687	$17,722	$530,400
Peter W. Gibbons Senior Vice President, Chief Administrative Officer	2015	$252,560	$124,360	$—	$10,193	$387,113
Harry T. Wilkins Former Executive Vice President, Chief Development Officer	2015	$385,195	$155,450	—	$9,914	$550,559
	2014	$335,000	$256,511	—	$16,290	$607,801
	2013	$325,000	$264,800	$101,563	$16,980	$708,342

(1)	Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards and restricted stock units, excluding estimates of forfeiture. A discussion of the relevant assumptions used in calculating these equity awards can be found in Notes 1 and 7 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. For this purpose, performance-based restricted stock units are valued assuming achievement at target, which was the probable outcome determined for accounting purposes at the time of grant. The target and maximum grant date values of performance share awards for 2015 are, as follows:

Name	Grant Date Value at Target Performance	Grant Date Value at Maximum Performance
Wallace E. Boston, Jr.	$517,023	$1,034,046
Richard W. Sunderland, Jr.	$104,396	$208,792
Karan Powell	$69,320	$138,640
Carol S. Gilbert	$69,320	$138,640
Peter W. Gibbons	$55,456	$110,912
Harry T. Wilkins	$69,320	$138,640
(2)	Amounts represent annual incentive payments paid pursuant to our annual incentive compensation plan based upon the achievement of performance goals established by our Compensation Committee.

(3)	Amounts include, but are not limited to, 401(k) contribution matches made by us and non-qualified deferred compensation plan continuation matches made by us in respect of 2015, as follows:

Name	401(k) Match	Non-Qualified Deferred Compensation Plan Matching Contribution
Wallace E. Boston, Jr.	$10,600	$15,419
Richard W. Sunderland, Jr.	$10,600	$3,400
Karan Powell	$10,600	$1,429
Carol S. Gilbert	$10,600	$1,021
Peter W. Gibbons	$10,193	$—
Harry T. Wilkins	$9,914	$—

2015 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our NEOs during 2015:

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Stock or Units(2)	Grant Date Fair Value of Stock Awards(3)
Name	Award Type	Grant Date	Threshold	Target	Maximum
Wallace E. Boston, Jr.	Restricted Stock	1/27/2015				22,375	$775,518
	Performance RSUs	1/27/2015	7,459	14,917	29,834		$517,023
Richard W. Sunderland, Jr.	Restricted Stock	1/27/2015				4,518	$156,594
	Performance RSUs	1/27/2015	1,506	3,012	6,024		$104,395
Karan Powell	Restricted Stock	1/27/2015				3,000	$103,980
	Performance RSUs	1/27/2015	1,000	2,000	4,000		$69,320
Carol S. Gilbert	Restricted Stock	1/27/2015				3,000	$103,980
	Performance RSUs	1/27/2015	1,000	2,000	4,000		$69,320
Peter W. Gibbons	Restricted Stock	1/27/2015				2,400	$83,184
	Performance RSUs	1/27/2015	800	1,600	3,200		$55,456
Harry T. Wilkins	Restricted Stock	1/27/2015				3,000	$103,980
	Performance RSUs	1/27/2015	1,000	2,000	4,000		$69,320

(1)	These columns show the range of restricted stock units that could be earned based on 2015 performance pursuant to the performance-based restricted stock units granted in 2015. Restricted stock units earned vest over a three-year period. For a discussion of the performance goals established by the Compensation Committee for these awards, see the section titled “2015 Compensation Decisions — Equity Incentives” in the Compensation Discussion and Analysis.
(2)	This column shows the number of shares of restricted stock granted, which vest ratably over three years.
(3)	Amounts reflect the grant date fair value, computed in accordance with FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

For each of our NEOs other than Mr. Gibbons, the amounts disclosed in the tables above are in part a result of the terms of the NEOs’ employment agreements. We do not have an employment agreement with Mr. Gibbons.

Dr. Boston’s Employment Agreement.  In June 2004, we entered into an employment agreement with Dr. Boston to serve as our president and Chief Executive Officer with an initial term of three years starting from June 21, 2004 and ending June 21, 2007, which was subsequently amended to provide for renewal until March 31, 2018 and automatically thereafter for additional one-year terms unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. In December 2008, his employment agreement was amended to provide for technical compliance with certain U.S. Department of Treasury regulations. In April 2014, his agreement was amended and restated, in part to eliminate Dr. Boston’s entitlement to tax gross-up payments in connection with a change in control. Pursuant to his amended and restated agreement, Dr. Boston’s base salary was set at $610,000 per year, subject to annual review and adjustment by our Compensation Committee. Under the agreement, Dr. Boston’s base salary may be reduced at any time as part of a general salary reduction to all employees with annual salaries in excess of $150,000, provided, however, that any reduction shall be no more than the lesser of the median percentage salary reduction applied to such employees or 20%. Dr. Boston’s employment agreement provides that he is entitled to participate in our annual incentive plan, under which he is eligible for an annual bonus of up to 60% of his base salary then in effect, and up to an additional 40% of his base salary as then in effect based upon the achievement of certain performance goals or certain “stretch” performance goals, respectively, as determined by the Compensation Committee.

In addition to a base salary and annual bonus, Dr. Boston is entitled to receive such other benefits approved by our Compensation Committee and made available to our other senior executives and to participate in plans and receive bonuses, incentive compensation and fringe benefits as we may grant or establish from time to time. Furthermore, under Dr. Boston’s employment agreement, we are required to pay or reimburse him for customary and reasonable moving expenses he incurs in connection with any subsequent relocation of our executive offices. Dr. Boston has agreed not to compete with us nor solicit our employees for alternative employment during the term of his agreement and for a period of two years after termination for any reason.

Dr. Boston’s base salary for 2015 and target annual incentive compensation plan award for 2015 are set forth in the tables above.

Mr. Wilkins’s Employment Agreement.  Upon his hiring in February 2007, we entered into an employment agreement with Mr. Wilkins to serve as our executive vice president and chief financial officer, which agreement was amended and restated on October 10, 2007. In December 2008, his employment agreement was amended to provide for technical compliance with certain U.S. Department of Treasury regulations. In April 2014, his agreement was amended and restated, in part to eliminate Mr. Wilkins’s entitlement tax gross-up payments in connection with a change in control and also to reflect Mr. Wilkins’s current role as Executive Vice President and Chief Development Officer of APEI and Chief Executive Officer of National Education Seminars, Inc., which we refer to as Hondros College of Nursing. Pursuant to his agreement, Mr. Wilkins’s base salary was set at $335,000 per year, subject to annual review and adjustment by our Compensation Committee.

On December 18, 2015, Mr. Wilkins retired from his position at the Company and agreed to consult with the Company for a period of 18 months. For purposes of his amended and restated employment agreement, Mr. Wilkins’s departure from the Company was treated as a termination of employment by Mr. Wilkins for good reason and he was entitled to the benefits provided for in the employment agreement in that circumstance. Mr. Wilkins will continue to vest in his outstanding equity awards for an 18-month period after his retirement date.

Mr. Wilkins’s base salary for 2015 and target annual incentive compensation plan award for 2015 are set forth in the tables above.

Mr. Sunderland’s, Dr. Powell’s and Ms. Gilbert’s Employment Agreements.  We have entered into an employment agreement with each of Mr. Sunderland, Dr. Powell and Ms. Gilbert that have similar provisions to the provisions of Dr. Boston’s agreement discussed above, except with respect to their positions, amounts relating to their base salary and annual bonus, and length and scope of restrictive covenants. We entered into the employment agreement with Dr. Powell to serve as Executive Vice President and Provost on November 4, 2011 in connection with her promotion to that position. In August 2014, we entered into employment agreements with Mr. Sunderland to serve as Executive Vice President and Chief Financial Officer, Ms. Gilbert to serve as Executive Vice President, Programs and Marketing and Dr. Powell’s employment agreement was amended and restated.

Under their employment agreements, Mr. Sunderland’s, Dr. Powell’s and Ms. Gilbert’s terms of employment each run until March 31, 2017 and will automatically renew for additional one-year terms unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. Pursuant to his agreement, Mr. Sunderland’s initial annual salary is $300,000, and he is eligible for an annual bonus of up to 50% of his base salary then in effect and up to an additional 30% of his base salary as then in effect based upon the achievement of certain performance goals or certain “stretch” performance goals, respectively, as determined by the Compensation Committee. Pursuant to her agreement, Dr. Powell’s annual salary is $280,000, and she is eligible for an annual bonus of up to 50% of her base salary then in effect and up to an additional 20% of her base salary as then in effect based upon the achievement of certain performance goals or certain “stretch” performance goals, respectively, as determined by the Compensation Committee. Pursuant to her agreement, Ms. Gilbert’s annual salary is $277,000, and she is eligible for an annual bonus of up to 50% of her base salary then in effect and up to an additional 20% of her base salary as then in effect based upon the achievement of certain performance goals or certain “stretch” performance goals, respectively, as determined by the Compensation Committee.

Mr. Sunderland’s, Dr. Powell’s and Ms. Gilbert’s base salaries for 2015 and target annual incentive compensation plan awards for 2015 are set forth in the tables above.

In addition, each of the above employment agreements provides for payments upon certain terminations of the executive’s employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that would be received by these executives see the section titled “Potential Payments upon Termination or Change in Control” below.

2015 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards at December 31, 2015 for our NEOs:

				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Wallace E. Boston, Jr.	58,000	$37.52	1/3/2018
	56,000	$34.80	1/4/2017
				66,640	$1,240,170
Richard W. Sunderland, Jr.				15,116	$281,309
Karan Powell	4,625	$37.19	1/1/2016
	5,000	$37.52	1/3/2018
	5,500	$34.80	1/4/2017
				8,740	$162,651
Carol S. Gilbert	7,800	$34.80	1/4/2017
	6,750	$37.52	1/3/2018
	5,988	$37.19	1/1/2016
				8,740	$162,651
Peter W. Gibbons	5,000	$37.52	1/3/2018
	4,625	$37.19	1/1/2016
	5,500	$34.80	1/4/2017
				6,395	$119,011
Harry T. Wilkins	13,000	$37.52	1/3/2018
				11,181	$208,078

(1)	Includes the number of shares of restricted stock units that were earned pursuant to the achievement of the 2015 performance-based grant of restricted stock units at 74.3% of target. Of the numbers of shares of stock shown, for the officers indicated, the following numbers of shares have vested or will vest on the dates indicated:

Name	Grant Date	Award Type	Vest Date	Number of Shares or Units of Stock That Have Not Vested
Wallace E. Boston, Jr.	1/20/2014	PSU	1/20/2016	3,264
	1/20/2014	RSU	1/20/2016	6,062
	1/21/2013	PSU	1/21/2016	3,210
	1/21/2013	RSU	1/21/2016	7,489
	1/27/2015	RSU	1/27/2016	7,459
	1/27/2015	PSU	3/10/2016	3,694
	1/20/2014	PSU	1/20/2017	3,263
	1/20/2014	RSU	1/20/2017	6,060
	1/27/2015	PSU	1/27/2017	3,694
	1/27/2015	RSU	1/27/2017	7,458
	1/27/2015	PSU	1/27/2018	3,692
	1/27/2015	RSU	1/27/2018	7,458

Name	Grant Date	Award Type	Vest Date	Number of Shares or Units of Stock That Have Not Vested
Richard W. Sunderland, Jr.	1/20/2014	PSU	1/20/2016	602
	1/20/2014	RSU	1/20/2016	2,785
	1/21/2013	PSU	1/21/2016	239
	1/21/2013	RSU	1/21/2016	574
	1/27/2015	RSU	1/27/2016	1,506
	1/27/2015	PSU	3/10/2016	746
	1/20/2014	PSU	1/20/2017	602
	1/20/2014	RSU	1/20/2017	2,784
	1/27/2015	PSU	1/27/2017	746
	1/27/2015	RSU	1/27/2017	1,506
	1/27/2015	PSU	1/27/2018	746
	1/27/2015	RSU	1/27/2018	1,506
Karan Powell	1/20/2014	PSU	1/20/2016	412
	1/20/2014	RSU	1/20/2016	766
	1/21/2013	PSU	1/21/2016	430
	1/21/2013	RSU	1/21/2016	956
	1/27/2015	RSU	1/27/2016	1,000
	1/27/2015	PSU	3/10/2016	496
	1/20/2014	PSU	1/20/2017	412
	1/20/2014	RSU	1/20/2017	764
	1/27/2015	PSU	1/27/2017	496
	1/27/2015	RSU	1/27/2017	1,000
	1/27/2015	PSU	1/27/2018	495
	1/27/2015	RSU	1/27/2018	1,000
Carol S. Gilbert	1/20/2014	PSU	1/20/2016	412
	1/20/2014	RSU	1/20/2016	766
	1/21/2013	PSU	1/21/2016	430
	1/21/2013	RSU	1/21/2016	956
	1/27/2015	RSU	1/27/2016	1,000
	1/27/2015	PSU	3/10/2016	667
	1/20/2014	PSU	1/20/2017	496
	1/20/2014	RSU	1/20/2017	764
	1/27/2015	PSU	1/27/2017	496
	1/27/2015	RSU	1/27/2017	1,000
	1/27/2015	PSU	1/27/2018	495
	1/27/2015	RSU	1/27/2018	1,000
Peter W. Gibbons	1/20/2014	RSU	1/20/2016	515
	1/20/2014	PSU	1/20/2016	277
	1/21/2013	PSU	1/21/2016	239
	1/21/2013	RSU	1/21/2016	574
	1/27/2015	RSU	1/27/2016	800
	1/27/2015	PSU	3/10/2016	534
	1/20/2014	RSU	1/20/2017	513
	1/20/2014	PSU	1/20/2017	277
	1/27/2015	RSU	1/27/2017	800
	1/27/2015	PSU	1/27/2017	534
	1/27/2015	RSU	1/27/2018	800
	1/27/2015	PSU	1/27/2018	532

Name	Grant Date	Award Type	Vest Date	Number of Shares or Units of Stock That Have Not Vested
Harry T. Wilkins	1/20/2014	PSU	1/20/2016	673
	1/20/2014	RSU	1/20/2016	1,249
	1/21/2013	PSU	1/21/2016	716
	1/21/2013	RSU	1/21/2016	1,624
	1/27/2015	RSU	1/27/2016	1,000
	1/27/2015	PSU	3/10/2016	496
	1/20/2014	PSU	1/20/2017	671
	1/20/2014	RSU	1/20/2017	1,248
	1/27/2015	PSU	1/27/2017	496
	1/27/2015	RSU	1/27/2017	1,000
	1/27/2015	PSU	1/27/2018	495
	1/27/2015	RSU	1/27/2018	1,000
(2)	The market value of the shares of common stock that have not vested is based on the closing price on December 31, 2015 of our common stock on The NASDAQ Global Select Market $18.61.

Option Exercises and Stock Vested

The following table sets forth information with respect to option exercises by our NEOs during 2015 and shares of restricted stock held by our NEOs that vested during 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Wallace E. Boston, Jr.	—	—	30,795	$1,064,067
Richard W. Sunderland, Jr.	—	—	4,521	$156,609
Karan Powell	9,118	169,887	3,747	$129,443
Carol S. Gilbert	—	—	3,747	$129,443
Peter W. Gibbons	—	—	2,559	$88,450
Harry T. Wilkins	—	—	6,464	$223,315

(1)	The value realized on exercise is based on the difference between the exercise price of the option and the closing price of our common stock on The NASDAQ Global Select Market on the day of exercise, multiplied by the number of shares acquired.
(2)	The value realized on vesting is based on the closing price of our common stock on The NASDAQ Global Select Market on the day of vesting, multiplied by the number of shares acquired.

Nonqualified Deferred Compensation

The following table sets forth information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified during 2015:

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Wallace E. Boston, Jr.	—	$15,419	$(714)	—	$130,955
Richard W. Sunderland, Jr.	—	$3,400	$(97)	—	$6,540
Karan Powell	—	$1,429	$(107)	—	$19,182
Carol S. Gilbert	—	$1,021	$(141)	—	$46,586
Peter W. Gibbons	—	$—	$516	—	$34,631
Harry T. Wilkins	—	$—	$1,777	—	$59,794

(1)	Includes amounts contributed by the Company in 2016 with respect to 2015 as matching contributions. All amounts are reported in the Summary Compensation Table above.
(2)	Amounts reflected in this column include changes in plan values during 2015, as well as any dividends and interest earned by the plan participant with regard to the investment funds chosen by such participant during the fiscal year.
(3)	All amounts have been reported in the Summary Compensation Table above or in previous years.

Potential Payments Upon Termination or Change in Control

The section below describes the payments that may be made to our NEOs in connection with a change in control or pursuant to certain termination events. The employment agreements for Dr. Boston, Mr. Sunderland, Dr. Powell and Ms. Gilbert, described above, include provisions that provide for payments to them in the event of certain terminations of their respective employment.

Mr. Gibbons does not have an employment agreement. In the event that Mr. Gibbons’ service to the Company terminates for any reason, he will forfeit to the Company all unvested restricted stock units and all shares of restricted stock that have not yet vested or with respect to which all applicable restrictions and conditions have not yet lapsed.

As described in more detail below, in the event of a voluntary resignation of an NEO (other than Mr. Gibbons) without “good reason” (as defined below), the NEO is not entitled to any payments or benefits upon such resignation other than certain accrued but unpaid salary and benefits.

Termination for cause, without good reason or by reason of death.  In the event that any of Dr. Boston’s, Mr. Sunderland’s, Dr. Powell’s or Ms. Gilbert’s employment is terminated by us for “cause”, by the executive without “good reason”, or by reason of death (each of “cause” and “good reason” as defined below), we will pay to each of them or their estate, as the case may be, (i) his or her full base salary through the date of termination, (ii) any previously deferred and unpaid compensation and any unpaid accrued vacation pay, and (iii) any earned, but unpaid, amounts the executive is entitled to as of the date of termination in connection with any fringe benefits or under any of our incentive compensation plans or programs, including the annual incentive bonus (together, the “Base Amounts”).

Termination by reason of disability.  If any of Dr. Boston’s, Mr. Sunderland’s, Dr. Powell’s or Ms. Gilbert’s employment is terminated by reason of disability, we are required to pay to them, in a lump sum within 30 days of the date of termination, an amount equal to (i) his or her base salary through the date of termination, (ii) his or her annual incentive bonus, to the extent the Company and the executive were then satisfying applicable performance targets, adjusted for the short period through the date of termination, for such bonus, prorated for the period of the executive’s service during the applicable year, and (iii) any previously deferred and unpaid compensation and unpaid accrued vacation pay (together, the “Accrued Obligations”). In addition, subject to the executive’s timely execution of a release of claims, we are further required to pay to the executive an amount equal to the sum of (i) the executive’s annual base salary and (ii) the executive’s annual incentive bonus, to the extent the Company and the executive were then satisfying applicable performance targets, adjusted for the short period, after the date of termination to the end of the calendar year for such bonus and as to the remainder of a certain period following the date of termination (the “Bonus Period”), if net income increased from the same period in the prior year and the performance targets established for the successor executive were being satisfied for that period, paid in installments over the Bonus Period. These payments shall be reduced by the sum of the amounts, if any, payable to the executive at or prior to the time of any payment under our disability benefit plans and which amounts were not previously applied to reduce any payment, all in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended. The Bonus Periods for Mr. Boston, Mr. Sunderland, Dr. Powell and Ms. Gilbert are 24 months, 18 months, 12 months and 12 months respectively.

Termination other than for cause or disability or for good reason.  In the event that we terminate any of Dr. Boston’s, Mr. Sunderland’s, Dr. Powell’s or Ms. Gilbert’s employment other than for cause or disability or they terminate their employment for good reason, we are required to pay, or provide, to the executive (subject to the NEO’s timely execution of a release of claims in respect of all but the first item below):

•	in a lump sum within 30 days of the date of termination, the Accrued Obligations;
•	an amount equal to the sum of (i) the executive’s annual base salary and (ii) the executive’s annual incentive bonus, to the extent the Company and the executive were then satisfying applicable performance targets, adjusted for the short period, after the date of termination to the end of the calendar year for such bonus and as to the remainder of the Bonus Period, if net income increased from the same period in the prior year and the performance targets established for the successor executive were being satisfied for that period), paid in installments over the Bonus Period;
•	for a period of 24 months following the date of termination (for Dr. Boston) or 12 months following the date of termination (for the other NEOs) or for any longer period provided for under the terms of the appropriate plan, program, practice or policy, a continuation of benefits to the executive and/or his or her family at a level and in an amount that is at least equal to that which would have been provided by us to them had the executive continued his or her employment, provided, however, that we may elect to pay the executive a payment equal to 24 or 12 months’ (as applicable) premiums under our benefit plans in lieu of the continuation of such benefits, and provided, further, that if the executive becomes reemployed with another employer and is eligible to receive any of the benefits that had been provided by us, then the benefits we provide shall be secondary;
•	to the extent not otherwise paid or provided, for a period of 24 months following the date of termination (for Dr. Boston) or 12 months following the date of termination (for the other NEOs), any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any of our other existing benefit schemes; and
•	for Dr. Boston only, to the extent that less than 33 1/3% of all outstanding equity awards granted to him under any of our equity incentive plans are vested on the date of termination, such additional equity awards will immediately accelerate, vest, and become exercisable in accordance with their terms, assuming target level achievement for purposes of any performance-based awards.

Additionally, Mr. Wilkins’s departure from the Company on December 18, 2015 was treated as a termination of employment for good reason and he was entitled to the benefits enumerated in the immediately preceding items above. Mr. Wilkins also will continue to vest in his outstanding equity awards for an 18-month period after his retirement date.

Termination following a change of control.  If within 180 days after a change of control (as defined below), we terminate any of Dr. Boston’s, Mr. Sunderland’s, Dr. Powell’s or Ms. Gilbert’s employment other than for cause or disability or the executive terminates his or her employment for good reason, we are required to pay, or provide, to the executive (subject to the NEO’s timely execution of a release of claims in respect of all but the first item below):

•	in a lump sum within 30 days of the effective date of termination, the Accrued Obligations;
•	an amount equal to the sum of (i) the executive’s annual base salary (or, for Dr. Boston and Mr. Sunderland, two times annual base salary) and (ii) the executive’s annual incentive bonus (or, for Dr. Boston and Mr. Sunderland, two times the annual incentive bonus), to the extent the Company and the executive were then satisfying applicable performance targets, adjusted for the short period, in a lump sum within 60 days of the effective date of termination;
•	for a period of 24 months following the date of termination (for Dr. Boston) or 12 months following the date of termination (for the other NEOs) or for any longer period provided for under the terms of the appropriate plan, program, practice or policy, a continuation of benefits to the executive and/or his or her family at a level and in an amount that is at least equal to that which would have been provided by us to them had the executive continued his or her employment, provided, however, that we may elect to pay the executive a payment equal to 24 or 12 months’ (as applicable) premiums under our benefit plans in lieu of the continuation of such benefits, and provided, further, that if the executive becomes reemployed with another employer and is eligible to receive any of the benefits that had been provided by us, then the benefits we provide shall be secondary; and
•	to the extent not otherwise paid or provided, for a period of 24 months following the date of termination (for Dr. Boston) or 12 months following the date of termination (for the other NEOs), any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any of our other existing benefit schemes.

In the event that any amounts payable or benefits to be provided to the executive under the employment agreement or otherwise would be nondeductible to us by reason of Section 280G of the Code and would subject the executive to the excise tax imposed by Section 4999 of the Code, then such payments and/or benefits will be reduced to the extent necessary so that such payments or benefits will no longer be ineligible for deduction by reason of Section 280G of the Code or subject to the excise tax imposed by Section 4999 of the Code unless the executive would receive at least $50,000 more on a net after-tax basis if such payments and benefits were not reduced.

Acceleration of equity awards upon termination for death, for disability or following a change of control.  Under Dr. Boston’s, Mr. Sunderland’s, Dr. Powell’s and Ms. Gilbert’s employment agreements, all equity awards granted to the NEO under any of our equity incentive plans that are outstanding immediately prior to the following events will vest and become fully exercisable as follows: (i) upon termination of the executive’s employment by the executive’s death; (ii) upon our termination of the executive’s employment for disability; or (iii) upon our termination of the executive’s employment for any reason or for no reason at all, other than for disability or cause, in the 12-month period following a change of control or by the executive for good reason in the 12-month period following a change of control. However, for purposes of clauses (i) and (ii) above, any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in a pro-rated amount equivalent to the portion of the performance period that has passed and assuming achievement of the performance conditions for that period at the “target” level, and, for purposes of clause (iii) above, any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in full at the “target” level.

Terms defined in employment agreements.  For purposes of Dr. Boston’s, Mr. Sunderland’s, Dr. Powell’s and Ms. Gilbert’s employment agreements, the following definitions apply:

“Cause” means:

•	refusal by the NEO to follow a lawful written order of the Chairman of our Board, the Board, or for each NEO except Dr. Boston, our Chief Executive Officer;

•	the NEO’s engagement in conduct materially injurious to us or our reputation;
•	dishonesty of a material nature that relates to the performance of the NEO’s duties under his or her employment agreement;
•	the NEO’s conviction for any crime involving moral turpitude or any felony; or
•	the NEO’s continued failure to perform his or her duties under his or her employment agreement (except due to the NEO’s incapacity as a result of physical or mental illness) to the satisfaction of our Board for a period of at least 30 consecutive days after written notice is delivered to the NEO specifically identifying the manner in which the NEO has failed to perform his or her duties.

“Change of control” generally means:

•	our dissolution or liquidation, or a merger, consolidation or reorganization of us with one or more other entities in which we are not the surviving entity;
•	a sale of substantially all of our assets to another person or entity; or
•	any transaction (including without limitation a merger or reorganization in which we are the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of our stock.

“Good reason” generally means:

•	the assignment to the NEO of duties inconsistent in any material respect with the NEO’s position as set forth in, or in accordance with, his or her employment agreement, excluding an isolated, insubstantial and inadvertent action that we remedy promptly after receipt of notice from the NEO;
•	any material failure by us to comply with any provisions of the NEO’s employment agreement, excluding an isolated, insubstantial and inadvertent failure that we remedy promptly after receipt of notice from the NEO;
•	there is a change of control and the NEO does not continue in his or her position, or any other office he or she holds at the time of the transaction, of the most senior resulting entity succeeding to our business; or
•	any material failure by us to require any successor or any party that acquires control of us, whether directly or indirectly, by purchase, merger, consolidation or otherwise, or all or substantially all of our business and/or assets to assume expressly and agree to perform the NEO’s employment agreement in the same manner and to the same extent that we would be required to perform it if no succession had taken place.

Provided, however, that none of the foregoing constitute good reason if the executive consents in writing to such event, and none of the foregoing constitute good reason unless the NEO provides notice to us within 90 days of the initial existence of such grounds and we fail to cure the asserted grounds for good reason within 30 days of receipt of such notice from the executive. In order to terminate his or her employment for good reason, the executive must terminate employment within 30 days of the end of the cure period if the breach has not been cured.

Payment and Benefit Estimates

The table below was prepared to reflect the estimated payments that would have been made pursuant to the employment agreements and arrangements described above. The estimated payments were calculated as though the applicable triggering event occurred, and the NEO’s employment was terminated, or the applicable change in control occurred, on December 31, 2015, using the closing price of our common stock on The NASDAQ Global Select Market of $18.61 on December 31, 2015. As discussed in the narrative above, upon termination for cause, by the NEO without good reason or upon death, the NEO is generally only entitled to receive amounts he is owed as of the termination date (e.g., salary, benefits, and, in limited cases, any previously earned, but unpaid, annual incentive compensation). Assuming a termination date of December 31, 2015, these amounts are set forth in the tables above, and we have not included these earned, but unpaid amounts, in the termination events included in the table below.

	Aggregate Severance Pay(1) ($)	Accelerated Vesting of Equity Awards ($)	Welfare Benefits Continuation ($)	Total ($)
Wallace E. Boston, Jr.
Termination by Reason of Disability	$2,107,213	$1,168,764	$—	$3,275,977
Termination other than for Cause or Disability or by Executive for Good Reason	$2,107,213	$—	$42,615	$2,149,828
Termination without Cause or by Executive for Good Reason in Connection with a Change in Control	$1,327,213	$1,168,764	$42,615	$1,369,828
Richard W. Sunderland, Jr.
Termination by Reason of Disability	$802,153	$266,905	$—	$1,069,058
Termination other than for Cause or Disability or by Executive for Good Reason	$802,153	$—	$7,914	$810,067
Termination without Cause or by Executive for Good Reason in Connection with a Change in Control	$714,653	$266,905	$7,914	$989,472
Karan Powell
Termination by Reason of Disability	$462,560	$153,104	$—	$615,664
Termination other than for Cause or Disability or by Executive for Good Reason	$462,560	$—	$16,463	$479,023
Termination without Cause or by Executive for Good Reason in Connection with a Change in Control	$312,560	$153,104	$16,463	$482,127
Carol S. Gilbert
Termination by Reason of Disability	$447,141	$153,104	$—	$600,245
Termination other than for Cause or Disability or by Executive for Good Reason	$447,141	$—	$10,107	$457,248
Termination without Cause or by Executive for Good Reason in Connection with a Change in Control	$302,141	$153,104	$10,107	$465,352
Peter W. Gibbons
Termination by Reason of Disability	$—	$—	$—	$—
Termination other than for Cause or Disability or by Executive for Good Reason	$—	$—	$—	$—
Termination without Cause or by Executive for Good Reason in Connection with a Change in Control	$—	$—	$—	$—

(1)	We have assumed for purposes of calculating the aggregate severance pay that our net income and the NEO’s successor’s performance would be sufficient for the NEO to receive the maximum payout.

As explained above, Mr. Wilkins’s departure from the Company on December 18, 2015 was treated as a termination of employment for good reason. In addition to continuing to vest in his outstanding equity awards for an 18-month period after his retirement date, Mr. Wilkins is entitled to receive severance pay in the aggregate amount of $512,700 and a continuation of his welfare benefits with an aggregate value equal to $128,175, in each case to be paid or delivered, as applicable, for the 18 months following his termination, beginning in January 2016.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2015. All equity compensation plans have been approved by Company stockholders.

Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Company stockholders	329,872	$32.65	779,266
Equity compensation plans not approved by Company stockholders	—	—	—
Total	329,872	$32.65	779,266

Compensation Committee Interlocks and Insider Participation

During 2015, the members of our Compensation Committee were MG (Ret) Barbara F. Fast, Eric C. Andersen and Westley Moore. No member of our Compensation Committee has ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROPOSAL NO. 2 — ADVISORY VOTE ON THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on the compensation of our named executive officers as disclosed in this Proxy Statement. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract and retain qualified candidates by offering compensation that is competitive within the for-profit education industry and the broader market for executive talent.

As described in the Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement, our executive compensation program is designed to provide competitive levels of compensation that are based on performance metrics, reflect the level of capability and effort required to achieve our corporate goals and encourage continuous quality improvement. By paying for performance, we believe that we align the interests of our executive officers with those of our stockholders. We also believe that an effective executive compensation program assists us in attracting and retaining qualified executives who will contribute to the Company’s financial performance and drive the continued creation of stockholder value.

To achieve these objectives, we adhere to the following principles:

•	compensation should be directly related to achievement of our corporate goals as measured through individual management objectives and through earnings results;
•	components of compensation should be linked to quality improvements in the satisfaction and success of our students;
•	an emphasis on equity-based compensation aligns the long-term interests of executive officers and stockholders; and
•	NEO’s compensation must be evaluated against opportunities offered by companies that are similar to, and competitive with, us in the market for executive talent.

Our executive compensation program also includes features specifically intended to align the interests of our NEOs and our stockholders, such as:

•	each of our executives is expected to own shares of the Company’s common stock with a value ranging from one to six times the executive’s base salary, depending on position;
•	the use of equity awards, the value of which is contingent on our long-term performance;
•	time-based vesting provisions, which allow our equity awards to vest in one-third equal installments on the first three anniversaries of the grant date; and
•	equity awards are comprised of a mixture of restricted stock awards that vest over three years and restricted stock units that vest over three years, subject to achievement of a free cash flow target.

We believe our executive compensation program achieves our compensation principles, properly aligns the interests of our NEOs and our stockholders and is deserving of stockholder support. We believe that stockholders should also consider the following when determining whether to approve the compensation of our NEOs as presented in this Proxy Statement:

•	the Compensation Committee utilizes Willis Towers Watson, an independent compensation consulting firm, to assist the Committee in determining compensation;
•	our NEOs are prohibited from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities;

•	our equity awards have been granted with three-year minimum vesting periods, and our equity plans prohibit repricing or replacement of outstanding option awards;
•	for our NEOs for whom we have employment agreements, upon a “change of control” the NEOs only receive severance payments in connection with a termination of their employment; and
•	the employment agreements with our NEOs do not include tax-gross up payments in connection with a “change of control”.

For these reasons, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the American Public Education, Inc. named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any other related disclosure, is hereby APPROVED.”

The vote is advisory and is not binding on the Company, the Board or the Compensation Committee of the Board. However, the Compensation Committee of the Board expects to take into account the outcome of the vote as it continues to consider our executive compensation program. The Board has determined that future advisory votes on the compensation of the Company’s NEOs will be held every year, in accordance with the results of the advisory vote of the Company’s stockholders on such frequency at the Company’s 2011 Annual Meeting. Thus, the next stockholder advisory vote on the compensation of our NEOs and the next stockholder advisory vote on the frequency of the advisory vote on the compensation of our NEOs will be held at the Company’s 2017 Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s appointment of RSM US LLP (“RSM”) (f/k/a McGladrey LLP) as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of RSM to our stockholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board first approved RSM as our independent auditor in October 2007, and RSM has continued to audit our financial statements, including for the fiscal year ended December 31, 2015. Representatives of RSM are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement at the meeting if they desire to do so, and they will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF RSM AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2015 and 2014 for each of the following categories of services are as follows:

Fee Category	2014	2015
Audit Fees	$537,916	$468,550
Audit-Related Fees	$95,000	$9,000
Tax Fees	$—	$—
All Other Fees	$5,000	$—
Total Fees	$637,916	$477,550

Audit Fees.  Consist of fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q and services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees.  Consist of fees billed for tax compliance, tax advice and tax planning services and include fees for tax return preparation.

All Other Fees.  Consist of fees billed for products and services other than those described above under Audit Fees, Audit-Related Fees and Tax Fees. In 2014, these fees were related to services in connection with our acquisition of National Education Seminars, Inc., which we refer to as Hondros College of Nursing.

During the fiscal years ended December 31, 2015 and 2014, RSM provided various services in addition to auditing our financial statements. The Audit Committee has determined that the provision of such services is compatible with maintaining RSM’s independence. In 2015 and 2014, all fees paid to RSM were pre-approved pursuant to the policy described below.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee reviews with RSM and management the plan and scope of RSM’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and RSM’s compensation. The Audit Committee also pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by RSM, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

During 2015, the Audit Committee of the Board of Directors of American Public Education, Inc. consisted of Ms. Halle, who serves as the chairperson, Mr. Andersen, Mr. Landon and Mr. Weglicki. The Audit Committee operates under a written charter adopted by the Board, which is available in the Governance — Committees section of our corporate website, which is www.americanpubliceducation.com. The information on our corporate website is not incorporated by reference into the Proxy Statement for the 2016 Annual Meeting of Stockholders. The Audit Committee reviews the charter and proposes necessary changes to the Board on an annual basis.

For the fiscal year ended December 31, 2015, the Audit Committee fulfilled its duties and responsibilities generally as outlined in its charter. The Audit Committee:

•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2015;
•	discussed with RSM US LLP, our independent auditors for the fiscal year ended December 31, 2015, the matters required to be discussed by the Statement on Auditing Standards No. 16, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in American Public Education’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE (February 25, 2016)

Jean C. Halle, Chairperson
Eric C. Andersen
Timothy J. Landon
Timothy T. Weglicki

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file reports of ownership of our equity securities. To our knowledge, based solely on review of the copies of such reports furnished to us related to the year ended December 31, 2015, all such reports were made on a timely basis, except that the following Section 16 reporting persons failed to timely file Forms 4 for such number of transactions as indicated: Ms. Halle (1); Mr. Landon (1); and Mr. Weglicki (1).

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of April 26, 2016 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each NEO (as set forth in the Summary Compensation Table above), and all directors and executive officers as a group:

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Class
More than 5% Stockholders
T. Rowe Price Associates, Inc.(2)	2,658,830	16.56%
BlackRock, Inc.(3)	1,584,912	9.87%
Invesco Ltd.(4)	1,340,736	8.35%
The Vanguard Group, Inc.(5)	1,263,883	7.87%
Wellington Management Group LLP(6)	1,111,742	6.92%
Directors and Named Executive Officers
Eric C. Andersen	6,362		*
Dr. Wallace E. Boston, Jr.	443,623		*
Barbara G. Fast	36,332		*
Peter W. Gibbons	9,332		*
Carol S. Gilbert	73,223		*
Jean C. Halle	19,935		*
Barbara Kurshan	3,646		*
Timothy J. Landon	14,142		*
Westley Moore	4,771		*
Dr. Karan Powell	35,545		*
Richard W. Sunderland, Jr.	26,316		*
Timothy T. Weglicki(7)	36,943		*
Harry T. Wilkins	36,200		*
All of our directors and executive officers as a group (13 persons)	750,710	4.68%

*	Represents beneficial ownership of less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of April 26, 2016 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. As of April 26, 2016 there were 16,056,419 shares of common stock outstanding.
(2)	Based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 11, 2016. The stockholder’s address is 100 E. Pratt Street, Baltimore, Maryland 21202. The stockholder is deemed to be the beneficial owner with sole dispositive power of 2,658,830 shares of the Company’s stock as the result of being an investment advisor. The stockholder has sole voting power with respect to 532,510 of these shares.

(3)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. on January 25, 2016. The stockholder’s address is 55 East 52nd Street New York, NY 10055. This stockholder is deemed to be the beneficial owner of 1,584,912 shares of the Company’s common stock as a result of being a parent holding company or control person. The stockholder has sole voting power with respect to 1,545,049 of these shares.
(4)	Based solely on a Schedule 13G/A filed by Invesco Ltd. on February 3, 2016. The stockholder’s address is 1555 Peachtree Street NE, Atlanta, GA 30309. This stockholder is deemed to be the beneficial owner of 1,340,736 shares of the Company’s common stock as a result of being a parent holding company or control person and/or acting as an investment adviser.
(5)	Based solely on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2016. The stockholder’s address is 100 Vanguard Blvd., Malvern, PA 19355. This stockholder is deemed to be the beneficial owner with sole dispositive power of 1,243,456 shares of the Company’s common stock and shared dispositive power of 20,427 shares the Company’s common stock as a result of acting as an investment adviser. The stockholder has sole voting power with respect to 22,027 of these shares.
(6)	Based solely on a Schedule 13G/A filed by Wellington Management Group LLP on January 11, 2016. The stockholder’s address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. The stockholder is deemed to be the beneficial owner with shared dispositive power of 1,111,742 shares of the Company’s stock as the result of being an investment advisor. The stockholder has shared voting power with respect to 985,624 of these shares, and does not have sole voting or dispositive power with respect to any of the shares.
(7)	Includes 5,192 shares owned by The Timothy T. Weglicki Irrevocable Trust dated March 11, 1999 (the “Trust”), which shares Mr. Weglicki disclaims beneficial ownership of except to the extent of his pecuniary interest therein.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2015 Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2015 Annual Report on Form 10-K including exhibits. Please send a written request to our Corporate Secretary at:

American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Attention: Corporate Secretary

The charters for our Audit, Compensation, and Nominating and Corporate Governance Committees, as well as our Guidelines and our Code of Ethics, are in the Governance section of our corporate website, which is www.americanpubliceducation.com, and are also available in print without charge upon written request to our Corporate Secretary at the address above. The information on our corporate website is not incorporated by reference into this Proxy Statement.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our Corporate Secretary at the address above, or by calling (304) 724-3700.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.  To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 29, 2016.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  Our Bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at American Public Education, Inc., 111 W. Congress Street, Charles Town, West Virginia 25414, Attn: Corporate Secretary. To be timely for the 2017 Annual Meeting, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we provide notice or public disclosure of the date of the meeting. Assuming the date of our 2017 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2017 annual meeting must notify us no earlier February 17, 2017 and no later than March 19, 2017. Such notice must provide the information required by our Bylaws with respect to each matter the stockholder proposes to bring before the 2017 Annual Meeting.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Directions to Annual Meeting

Directions to the 2016 Annual Meeting of Stockholders, to be held at the Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, Maryland 20745, are set forth below:

From Points North or South via I-95 — Follow I-95 into the Washington, D.C. area and merge onto I-95/I-495 (Capital Beltway). Cross the Woodrow Wilson Bridge toward Maryland and continue to exit 2A toward National Harbor. Once on National Harbor property, turn right onto St. George Boulevard and follow signs to the Gaylord National Hotel and Convention Center.

By Order of the Board of Directors,

Dr. Wallace E. Boston, Jr.
President and Chief Executive Officer

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E07860-P76403-Z67438

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN PUBLIC EDUCATION, INC.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Eric C. Andersen	☐	☐	☐
1b. Wallace E. Boston, Jr.	☐	☐	☐
1c. Barbara G. Fast	☐	☐	☐
1d. Jean C. Halle	☐	☐	☐
1e. Barbara Kurshan	☐	☐	☐
1f. Timothy J. Landon	☐	☐	☐
1g. Westley Moore	☐	☐	☐
1h. William G. Robinson	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory vote to approve the compensation of the Company's named executive officers as disclosed in the Company's proxy statement for the 2016 Annual Meeting.	☐	☐	☐
3. Ratification of the appointment of RSM US LLP (f/k/a McGladrey LLP) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E07861-P76403-Z67438

AMERICAN PUBLIC EDUCATION, INC.
Annual Meeting of Stockholders
June 17, 2016 at 7:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Wallace E. Boston, Jr. and Barbara G. Fast, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERICAN PUBLIC EDUCATION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 AM, EDT on June 17, 2016, at the Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, MD 20745, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side